Exhibit 10.1
Execution Version
STOCK PURCHASE AGREEMENT
by and among
BRIGHT HEALTH MANAGEMENT, INC.,
EH HOLDING COMPANY, INC.,
TRUE HEALTH NEW MEXICO, INC.,
and
SOLELY FOR THE PURPOSE OF SECTION 9.5, Evolent Health LLC
___________________________

Dated as of January 11, 2021
___________________________

i

ii

Section 10.12	Construction	49
Section 10.13	Definitions	50

iii

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated as of January 11, 2021 (this “Agreement”), is by and among Bright Health Management, Inc., a Delaware corporation (“Buyer”), EH Holding Company, Inc., a Delaware corporation (“Seller”), and True Health New Mexico, Inc., a New Mexico corporation (the “Acquired Entity”). Evolent Health LLC, a Delaware limited liability company (“Guarantor”), is party to this Agreement for the limited purpose of the guarantee made in favor of Buyer under Section 9.5 and, to the extent applied mutatis mutandis to such guarantee, Article X.
RECITALS
WHEREAS, Seller owns of record one hundred (100) shares of common stock, par value $0.01 per share, of the Acquired Entity (the “Purchased Common Stock”); and
WHEREAS, on the terms and subject to the conditions hereof, Buyer desires to purchase all of the Purchased Common Stock.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereunder, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1Acquisition. On the terms and subject to the conditions hereof, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Common Stock, free and clear of any Lien (the “Acquisition”).
Section 1.2Closing. The Parties shall consummate the Acquisition (the “Closing”) at the offices of Bass, Berry & Sims PLC or electronically (including by email) by the exchange of required closing deliveries on the last Business Day of the month in which each of the conditions set forth in Article VI has been satisfied or waived (except for any such condition that by its nature is to be satisfied at the Closing, but subject to the satisfaction or waiver of such condition at the Closing), unless, in each case, Seller and Buyer otherwise agree in writing to another place, manner, time or date. The Closing shall be deemed to be effective at 11:59 p.m. on the last day of the month in which the Closing occurs (the “Closing Date”).
Section 1.3Certain Closing Deliveries.
(a)At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:
(i)a duly executed and properly completed IRS Form W-9 by Seller;

(ii)a stock certificate representing the Purchased Common Stock, and stock power in respect thereof, duly executed in blank by Seller;
(iii)written resignations, dated as of the Closing Date, of the directors and officers of the Acquired Entity, as requested by Buyer;
(iv)an amendment, in the form attached hereto as Exhibit A, to that certain Health Plan Services Agreement, dated January 1, 2018, as amended, by and between the Acquired Entity and Guarantor (“Health Plan Services Agreement”);
(v)from and in respect of each of Seller and the Acquired Entity, a certificate, dated as of the Closing Date and executed by the secretary of the Entity, certifying as to (A) no amendments to the certificate of incorporation of the Entity since the date of certification, (B) the bylaws of the Entity, (C) the resolutions approved by the board of directors of the Entity authorizing the execution, delivery, and performance by the Entity of this Agreement and such other documents and instruments contemplated hereby, and the consummation by the Entity of the transactions contemplated by this Agreement and such other documents and instruments contemplated hereby, and (D) the names and signatures of the officers of the Entity authorized to execute this Agreement and the other documents to be delivered by the Entity under this Agreement;
(vi)from and in respect of each of Seller and the Acquired Entity, a certificate of good standing, issued as of a recent date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the Entity’s jurisdiction of incorporation;
(vii)a certificate, dated as of the Closing Date and executed by an officer of the Acquired Entity, substantially in the form provided for in Treasury Regulations § 1.1445-2(b)(2);
(viii)the executed Non-Compete Agreement, substantially in the form attached hereto as Exhibit B;
(ix)the documents, consents and agreements identified on Schedule 1.3(a)(ix);
(x)the Transition Services Agreement, duly executed by Guarantor; and
(xi)such other documents and instruments contemplated hereby to be delivered by Seller prior to or at Closing or as Buyer may reasonably request in order to effect the transactions contemplated by this Agreement, including to vest in Buyer good and valid title to all of the Purchased Common Stock.
(b)At the Closing, Buyer shall deliver to Seller the following:
(i)a secretary’s certificate in respect of Buyer comparable in form and substance to that to be delivered by Seller and the Acquired Entity;

(ii)a certificate of good standing of Buyer, issued as of a recent date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;
(iii)the Transition Services Agreement, duly executed by Buyer; and
(iv)such documents and instruments contemplated hereby to be delivered by Buyer prior to or at Closing.
Section 1.4Purchase Price; Closing Payments.
(a)Payment Statement. No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer the estimated Most Recent Balance Sheet together with a written statement (the “Payment Statement”) setting forth in reasonable detail, its good faith estimated calculation of the RBC Amount as of the Closing Date and the Purchase Price calculated based on such estimates (the “Estimated Purchase Price”), and wiring instructions for the payments contemplated by Sections 1.4(b). The Most Recent Balance Sheet and the Payment Statement will be prepared in accordance with SAP. In connection with the delivery of the Payment Statement, Seller shall consider in good faith any Buyer comments to the Payment Statement, a final draft of which shall have been shared beforehand with Buyer.
(b)Payment of Closing Consideration. At the Closing, Buyer shall pay to Seller the Estimated Purchase Price, by wire transfer of immediately available funds in accordance with the applicable wiring instructions set forth in the Payment Statement.
Section 1.5Purchase Price Adjustment.
(a)No later than forty-five (45) days after the twelve (12) month anniversary of the Closing, Buyer shall prepare and deliver to Seller the balance sheet of the Acquired Entity (the “Closing Balance Sheet”), as of the Closing Date, together with a statement (the “Proposed Final Closing Statement”), setting forth in reasonable detail its proposed final determination of the RBC Amount as of the Closing Date and the Purchase Price calculated based on such determination. The Closing Balance Sheet and the Proposed Final Closing Statement shall be prepared in accordance with the Run-Out Principles.
(b)If Seller disagrees with any item reflected on the Closing Balance Sheet or Proposed Final Closing Statement, Seller must notify Buyer in writing of its objection (“Notice of Disagreement”) within thirty (30) days after the date on which Seller received the Closing Balance Sheet and the Proposed Final Closing Statement. During such thirty (30) day period, Buyer and the Acquired Entity shall provide Seller and its representatives with reasonable access to personnel, books, records and working papers related to the Closing Balance Sheet and the Proposed Final Closing Statement. If Seller does not deliver a Notice of Disagreement within such 30-day period, the Proposed Final Closing Statement shall be final, binding and conclusive on the Parties for purposes of calculating the Purchase Price. If Seller delivers a Notice of Disagreement within such 30-day period, Seller and Buyer shall attempt to reconcile their differences in good faith, and any written resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties.

(c)If Seller and Buyer are unable to reach a resolution with respect to all of the items specified in the Notice of Disagreement within thirty (30) days after the date of receipt by Buyer of the Notice of Disagreement, then either Seller or Buyer may submit the items remaining in dispute for resolution to the Independent Accountants. The Independent Accountants will review only those unresolved items and amounts specifically set forth and objected to in the Notice of Disagreement and will resolve the dispute with respect to each such specific unresolved item solely in accordance with SAP, the Run-Out Principles and this Agreement within thirty (30) days after such submission or such longer period as the Independent Accountants may reasonably require. Buyer and the Acquired Entity shall provide the Independent Accountants, Seller and their respective representatives with reasonable access to personnel, books, records and working papers related to the Closing Balance Sheets and the Proposed Final Closing Statement during the period of review by the Independent Accountants. The Independent Accountants shall act as arbitrator with respect to the determination of the Closing Balance Sheet and the Proposed Final Closing Statement and a decision of the Independent Accountants with respect to the disputed items of the Closing Balance Sheet and/or the Proposed Final Closing Statement will be final, binding and conclusive on the Parties. The fees, costs and expenses of the Independent Accountants shall be allocated between Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Independent Accountants that is unsuccessfully disputed by each such party (as finally determined by the Independent Accountants) bears to the total amount of such disputed items so submitted. All determinations made by the Independent Accountants will be final, conclusive and binding on the parties, absent fraud, arithmetic mistake, or manifest error.
(d)If the Purchase Price as finally determined pursuant to Section 1.5(b) and/or Section 1.5(c) exceeds the Estimated Purchase Price, Buyer shall pay to Seller such excess. If the Purchase Price as finally determined pursuant to Section 1.5(b) and/or Section 1.5(c) is less than the Estimated Purchase Price, Seller shall pay to Buyer the amount of such difference.
(e)Any payments due pursuant to this Section 1.5, if any, as finally determined, shall be made by wire transfer or delivery of other immediately available funds to the account designated by the recipient thereof no later than five (5) Business Days after the date on which the Parties reach an agreement as set forth in Section 1.5(b) or, if applicable, the date on which the Independent Accountants’ determination with respect to all unresolved items and amounts as set forth in Section 1.5(c) is made. Any payments pursuant to this Section 1.5 shall be treated for all Tax purposes as an adjustment to the Purchase Price, except as otherwise required by applicable Law.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the Disclosure Schedule, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date (as if made on the Closing Date unless the representation or warranty expressly speaks as of a specific date) as follows:
Section 2.1Due Organization and Good Standing. Seller is duly organized and validly existing and in good standing in accordance with the Laws of the jurisdiction of its formation and has all requisite Entity power and authority to own, lease and operate its properties and assets and to conduct its businesses in the manner in which its businesses are currently being conducted.
Section 2.2Title. Seller owns and has good and valid title to the Purchased Common Stock, free and clear of any Lien. Except for this Agreement, there are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating Seller to transfer or sell any of the Purchased Common Stock. There are no voting trusts, stockholder agreements, proxies, or other Contracts or understandings in effect to which Seller is a party with respect to the voting or transfer of any of the Purchased Common Stock or any Equity Interests of or in the Acquired Entity. On the Closing Date, Buyer will acquire good and valid title to the Purchased Common Stock, free and clear of any Lien.
Section 2.3Authority; Binding Nature of Agreement. Seller has the requisite power and authority to execute and deliver, and to perform its covenants and agreements under, this Agreement. The execution and delivery hereof by Seller and the performance by Seller of its covenants and agreements hereunder have been duly and validly authorized by all necessary Entity action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by the other Parties, is a legal, valid and binding obligation of Seller, enforceable against Seller, as applicable, in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (such Laws and rules of law, the “Bankruptcy and Equity Exceptions”).
Section 2.4Non-contravention; Consents.
(a)Seller’s execution and delivery hereof does not, and Seller’s performance of its covenants and agreements hereunder shall not, (i) violate the Organizational Documents of Seller, (ii) subject to making or obtaining, as applicable, the Consents and Filings referenced in Section 2.4(b) and Section 3.4(b), violate any Law or (iii) (1) require any consent, approval or authorization (each, a “Consent”) of, or any notice or filing (each, a “Filing”) to or with, any Person that is not a Governmental Authority under, or (2) result in any breach of or, with or without notice or lapse of time or both, be a default or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien on any asset of Seller, under, any Contract to which Seller is a party or by which Seller, or its properties or assets are bound, except, in the case of the foregoing clause (iii), as would not result in a Seller Material Adverse Effect.
(b)Seller’s execution and delivery hereof does not, and Seller’s performance of its covenants and agreements hereunder shall not, require Seller to make any Filing with or to, or to obtain any Consent from, any Governmental Authority, except for (i) the Filings and Consents listed in Section 2.4(b) of the Disclosure Schedule (the “Specified Filings and Consents”) and (ii) any Filing or Consent the failure of which to make or obtain would not be material.
Section 2.5Claims; Orders. Except as would not result in a Seller Material Adverse Effect, (a) there is no Claim pending or, to Seller’s knowledge, being threatened by or against Seller and (b) Seller is not subject to any Order (other than Orders of general applicability).

Section 2.6Brokers. No broker, finder or investment banker (except for Moelis & Company (“Moelis”), in respect of which Seller is exclusively liable) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED ENTITY
Except as disclosed in the Disclosure Schedule, the Acquired Entity represents and warrants to Buyer as of the date hereof and as of the Closing Date (as if made on the Closing Date unless the representation or warranty expressly speaks as of a specific date) as follows:
Section 3.1Due Organization and Good Standing. The Acquired Entity is duly organized and validly existing and in good standing in accordance with the Laws of the jurisdiction of its formation and has all Entity power and authority to own, lease and operate its properties and assets and to conduct its businesses in the manner in which its businesses are currently being conducted. The Acquired Entity is duly qualified to do business as a foreign Entity, and is in good standing, in accordance with the Laws of the jurisdictions where the nature of its businesses or the character of its owned and leased properties and assets requires such qualification. Correct and complete copies of the Acquired Entity’s Organizational Documents, minute books, stock certificates representing the Purchased Common Stock, and stock transfer ledger (reflecting all Equity Interests) have been made available to Buyer. There has been no default under, or violation of, the Acquired Entity’s Organizational Documents. The minute books contain correct records of all meetings of, and corporate actions taken by, the board of directors, committees of the board of directors, and stockholders of the Acquired Entity since its incorporation, and no meeting of any such board of directors, committee, or stockholders has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, the Acquired Entity’s Organizational Documents, minute books, and stock transfer ledger will be and remain in the possession of the Acquired Entity.
Section 3.2Capitalization; Subsidiaries.
(a)The authorized capital stock of the Acquired Entity consists of one thousand (1,000) shares of common stock. The Purchased Common Stock (i) is the only issued and outstanding Equity Interests in the Acquired Entity, (ii) has been duly authorized and is validly issued, fully-paid, and non-assessable, (iii) is free of preemptive rights, subscription rights and rights of first refusal and (iv) was not issued in violation of applicable Law. Except for this Agreement, there are no outstanding Contracts obligating the Acquired Entity to issue, transfer, sell, repurchase, or redeem any Equity Interests of the Acquired Entity, nor any Contracts in effect to which the Acquired Entity is a party with respect to the voting or transfer of any of the Equity Interests of the Acquired Entity, including the Purchased Common Stock.
(b)The Acquired Entity does not have any Subsidiaries.
Section 3.3Authority; Binding Nature of Agreement. The Acquired Entity has the requisite power and authority to execute and deliver, and to perform its covenants and agreements under, this Agreement. The execution and delivery hereof by the Acquired Entity and the performance by the Acquired Entity of its covenants and agreements hereunder have been duly and validly authorized by all necessary Entity action on the part of the Acquired Entity. This Agreement has been duly and validly executed and delivered by the Acquired Entity and, assuming the due authorization, execution and delivery hereof by the other Parties, is a legal, valid and binding obligation of the Acquired Entity, enforceable against the Acquired Entity in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
Section 3.4Non-contravention; Consents.
(a)The Acquired Entity’s execution and delivery hereof does not, and the Acquired Entity’s performance of its covenants and agreements hereunder shall not, (i) violate the Organizational Documents of the Acquired Entity, (ii) subject to making or obtaining, as applicable, the Consents and Filings referenced in Section 2.4(b) and Section 3.4(b), violate any Law or Order, (iii) require any material Consent of, or any Filing to or with, any Person that is not a Governmental Authority under, result in any material breach of or, with or without notice or lapse of time or both, be a material default or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a material Lien on any asset of the Acquired Entity under, any Material Contract or (iv) result in withdrawal, revocation, termination or suspension of any of the Acquired Entity’s Permits.
(b)The Acquired Entity’s execution and delivery hereof does not, and the Acquired Entity’s performance of its covenants and agreements hereunder shall not, require the Acquired Entity to make any Filing with or to, or to obtain any Consent from, any Governmental Authority, except for the Specified Filings and Consents.
Section 3.5Financial Statements; Undisclosed Liabilities.
(a)The Acquired Entity has made available to Buyer (i) the unaudited statement of the Acquired Entity as of November 30, 2020 (the “Latest Statement”), and (ii) the audited statutory basis financial statements as of the year ended December 31, 2019 for the Acquired Entity (all such financial statements referred to in the foregoing clauses (i) and (ii), the “Financial Statements”). The applicable Financial Statements present fairly, in all material respects, the admitted assets, Liabilities, and capital and surplus of the Acquired Entity as at the respective dates thereof and the results of operations and cash flows of the Acquired Entity for the years then ended in accordance with applicable SAP (except as may be indicated in the notes to the Financial Statements or, in the case of unaudited statements, subject to the absence of footnotes and normal year-end adjustments).
(b)The Acquired Entity has no Liabilities of a type that would be required by SAP to be reflected or reserved against on a balance sheet of the Acquired Entity, except for (i) Liabilities provided for in the Financial Statements or disclosed in the notes thereto, (ii) Liabilities that have arisen in the ordinary course of business since the date of the Latest Statement or Liabilities included in the calculation of the RBC Amount, and (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

(c)Section 3.5(c) of the Disclosure Schedule sets forth the amount of all Indebtedness of the Acquired Entity as of the date hereof.
Section 3.6Absence of Certain Changes. Since the date of the Latest Statement until the date hereof, (a) except for this Agreement, the negotiation, preparation or execution hereof and the process conducted by Seller and the Acquired Entity in connection therewith, the Acquired Entity has conducted its businesses in all material respects in the ordinary course of such businesses, and (b) no Material Adverse Effect has occurred.
Section 3.7IP Rights; Privacy; Cybersecurity.
(a)Section 3.7(a) of the Disclosure Schedule lists all material (i) patents and patent applications (published or unpublished); (ii) trademark registrations and applications; (iii) unregistered trademarks; (iv) domain names; and (v) copyright registrations and applications, in each case, that are owned by the Acquired Entity as of the date hereof. The Acquired Entity is the sole and exclusive owner of the IP Rights that are required to be listed in Section 3.7(a) of the Disclosure Schedule, and to the Acquired Entity’s Knowledge, as of the date hereof, all such IP Rights are in effect and subsisting in all material respects. The Acquired Entity owns or has the right to use all IP Rights used in the conduct of the businesses of the Acquired Entity. All IP Rights owned by the Acquired Entity are owned free and clear of all Liens, other than Permitted Liens.
(b)(i) The conduct of the business of the Acquired Entity does not infringe, misappropriate or otherwise violate any IP Rights owned by any other Person (and the conduct of the business of the Acquired Entity has not done so at any time within the three (3)-year period prior to the date hereof); (ii) the Acquired Entity has no Liability for infringement or misappropriation or other violation of the IP Rights of any third party; and (iii) to the Acquired Entity’s Knowledge, no Person is infringing, misappropriating or otherwise violating any IP Rights owned by the Acquired Entity. No IP Rights owned by the Acquired Entity are subject to any outstanding Order restricting the use thereof by the Acquired Entity or restricting the licensing thereof by the Acquired Entity to any Person. Since the date that is three (3) years prior to the date hereof, no Claims have been asserted in writing by any Person against the Acquired Entity or its Affiliates with respect to the ownership or use by the Acquired Entity of the IP Rights owned or licensed by the Acquired Entity.
(c)The Acquired Entity takes reasonable measures to protect the confidentiality and value of confidential information (including its trade secrets) used or held for use by the Acquired Entity. To the Acquired Entity’s Knowledge, there has been no disclosure since the date that is three (3) years prior to the date hereof of any trade secret owned by the Acquired Entity that has resulted in the loss of trade secret rights therein. Each Person who participated in the creation, invention, modification, improvement or development of any IP Rights owned by the Acquired Entity has executed and delivered to the Acquired Entity a written agreement providing for (i) the non-disclosure by such Person of any confidential information or trade secrets of the Acquired Entity and (ii) the assignment (by way of a present grant of assignment) by such Person to the Acquired Entity of any such IP Rights, and to the Acquired Entity’s Knowledge, no Person is in breach of any such agreement.

(d) The Acquired Entity has not used Open Source Software in such a way that grants to any third party, any rights or immunities related to any IP Rights owned by the Acquired Entity. Without limiting the foregoing, no Software owned by the Acquired Entity contains, is derived from, is distributed with, or was developed using any Open Source Software in a manner that results in a requirement or condition that such owned Software or any part thereof be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making modifications or derivative works, or (C) redistributable at no charge. The Acquired Entity has complied in all material respects with all terms and conditions applicable to any Open Source Software used in connection with any Software owned by the Acquired Entity.
(e)The Acquired Entity owns, leases or licenses all IT Assets that are necessary to conduct the businesses of the Acquired Entity. In the two (2) years prior to the date hereof, there has been no failure or other material substandard performance of any such IT Assets that has caused any material disruption to the Acquired Entity. To the Acquired Entity’s Knowledge, such IT Assets (i) are free from material defects, viruses, worms, Trojan horses or similar flaws or harmful programs; (ii) have not been subjected to any material “denial of service” or other such attack; and (iii) have not been the subject of any actual or attempted material intrusion or unauthorized access.
(f)The Acquired Entity maintains, and since the date that is three (3) years prior to the date hereof has adopted, implemented and maintained, a data privacy and security compliance program that complies in all material respects with all Privacy/Cybersecurity Laws. The Acquired Entity, and to the Acquired Entity’s Knowledge, each of its third-party processors, is in material compliance with all applicable Privacy/Cybersecurity Laws, including all HIPAA Commitments.
(g)The Acquired Entity has taken commercially reasonable steps to prevent the violation by the Acquired Entity of the rights of any Person with respect to Personal Information, including by (i) implementing and following commercially reasonable security programs and policies containing technical and organizational measures designed to protect and safeguard Personal Information, including periodic review and updating of all such plans and policies, and (ii) performing reasonable diligence to ensure that all third party processors who have access to Personal Information of the Acquired Entity comply with such processor’s obligations under applicable Privacy/Cybersecurity Laws and/or under Contracts with or for the benefit of the Acquired Entity.
(h)Following the Closing Date, the Acquired Entity will retain all rights and permissions necessary to collect, use, store, maintain, manipulate, sell or share any Personal Information or other data covered by Privacy/Cybersecurity Laws held by or for the Acquired Entity in the same manner that such Personal Information was collected, used, stored, maintained, manipulated, sold or shared by the Acquired Entity prior to the Closing Date.
(i)Since the date that is three (3) years prior to the date hereof, no Person has gained material unauthorized access, including any such access that requires disclosure to a Governmental Authority under applicable Law, with respect to Personal Information transmitted or processed by or otherwise possessed or controlled by the Acquired Entity, or used, accessed or disclosed by any such Personal Information for any illegal or unauthorized purpose. Since the date that is three (3) years prior to the date hereof, the Acquired Entity has not received written notice of any claims, and there have been no actions (including any known investigation or written notice), from any Governmental Authority or other Person relating to the Acquired Entity’s collection, storage, transfer, loss, damage or unauthorized access, disclosure, use, modification or other misuse of Personal Information or noncompliance with, or alleging a violation by the Acquired Entity of, Privacy/Cybersecurity Laws, and to the Acquired Entity’s Knowledge, there is no reasonable basis for any such claim or action.
Section 3.8Title to Assets; Real Property.
(a)The Acquired Entity owns, and has good title to, or has valid and subsisting leases for, all tangible personal property used or held for use in its businesses and operations, free and clear of any Lien (except for any Permitted Lien).
(b)The Acquired Entity does not own in fee or otherwise any interest (other than a leasehold interest in the Leased Real Property) in any real property.
(c)Except as set forth on Section 3.8(c) the Disclosure Schedule (i) the Acquired Entity has a valid leasehold interest in, and enjoys actual, exclusive, peaceful and undisturbed possession of, each parcel of real property leased, subleased, sub-subleased, licensed or otherwise occupied, or used, by the Acquired Entity as of the date hereof (the “Leased Real Property”), in each case, free and clear of any Lien (except for Permitted Liens) and (ii) there are no leases, subleases, licenses, occupancy agreements, options, rights or other agreements or arrangements to which the Acquired Entity is a party granting to any Person the right to use, occupy or otherwise obtain a real property interest in all or any portion of a Leased Real Property. Seller has made available to Buyer a complete and correct copy of each real property lease relating to the Leased Real Property. Each such lease is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Entity, enforceable against the Acquired Entity in accordance with its terms. Neither such Acquired Entity nor, to the Acquired Entity’s Knowledge, any other party to any Contract for Leased Real Property is in material default under such Contract.
Section 3.9Material Contracts.
(a)Section 3.9(a) of the Disclosure Schedule lists each Contract to which the Acquired Entity is a party that falls within the following categories and is in effect as of the date hereof (each, a “Material Contract”):
(i)any Contract that would, under its express terms, involve aggregate payments by or to the Acquired Entity of more than Fifty Thousand Dollars ($50,000) during the year ended December 31, 2020 and that is not cancelable by the Acquired Entity without liability on ninety (90) or less days’ notice to the other party thereto;
(ii)any Contract under which the Acquired Entity leases, subleases, sub-subleases or licenses any Leased Real Property;
(iii)any Contract that by its express terms prohibits the Acquired Entity from engaging in any line of business or competing with any Person or otherwise conducting its businesses in any geographic area or during any period of time;

(iv)any Contract under which the Acquired Entity has incurred Indebtedness;
(v)any Contract providing for the acquisition or disposition by the Acquired Entity of any material assets (whether by merger, sale of stock, sale of assets or otherwise) and under which the Acquired Entity has material continuing obligations after the date hereof (excluding indemnification obligations under which there are no pending claims);
(vi)any Collective Bargaining Agreement;
(vii)any partnership, joint venture or other similar Contract with a third party relating to the formation, creation, operation, management or control of any joint venture or partnership to which any Acquired Entity is a party;
(viii)the Material Provider Contracts;
(ix)any material Contract with a Governmental Authority;
(x)any reinsurance or retrocession Contract or treaty under which the Acquired Entity acts as ceding company or reinsurer;
(xi)any Contract, including any option agreement, providing for the acquisition or disposition by the Acquired Entity of any business, capital stock, or material assets (whether by merger, sale of stock, sale of assets or otherwise);
(xii)any Contract to which the Acquired Entity is a Party under which the Acquired Entity (1) is granted a license or right to use any IP Rights or (2) has granted a material right to use IP Rights, except, in each case, for (A) any license for commercially available non-custom Software or hardware or other commercially available technology for which the Acquired Entity paid an aggregate of no more than Twenty-Five Thousand Dollars ($25,000) and that is not Open Source Software, (B) any non-exclusive license granted to customers, suppliers, service providers and other vendors, contractors or agents of the Acquired Entity in the ordinary course of business, (C) any Contract in which grants of rights to IP Rights are incidental to and not the principle purpose of such Contract, and (D) any Contract which provides for the development by any third party of any IP Rights owned by the Acquired Entity.
(xiii)any Contract under which the Acquired Entity has, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment in, any other Person;
(xiv)any Contract, other than any Employee Plan, with (i) any current or former officer or director of the Acquired Entity or (ii) any other current or former employee of, independent contractor of, or consultant to the Acquired Entity providing for, in the case of this clause (xiv), future payments by the Acquired Entity;

(xv)any Contract restricting the ability of the Acquired Entity to solicit or hire any other Person;
(xvi)for each of the metropolitan statistical areas in which the Acquired Entity provides services, any Contract between the Acquired Entity and any primary care physicians and/or primary care physician organizations that in each of the past two (2) years ending December 31, 2019 and December 31, 2020, respectively, were within the top ten (10) primary care physician providers providing services to the Acquired Entity members (measured by the number of members serviced in such metropolitan statistical area);
(xvii)any Contract that includes any right of first offer or refusal or other similar term favoring any other Person; and
(xviii)any other Contract to which the Acquired Entity is a party that, viewed reasonably, is material to, or used to materially support, the Business.
(b)The Acquired Entity has made available to Buyer copies of all Material Contracts. Except as would not result in, or reasonably be expected to result in, a material Liability to the Acquired Entity, (i) each Material Contract is a valid and binding agreement of the Acquired Entity and is in full force and effect, (ii) neither the Acquired Entity nor, to the Acquired Entity’s Knowledge, any other party thereto is in breach of any Material Contract, and (iii) the Acquired Entity has not received written or, to the Acquired Entity’s Knowledge, oral notice of the intention of any party to a Material Contract to terminate such Material Contract.
(c)Section 3.9(c)(i) of the Disclosure Schedule sets forth a list of the top ten (10) healthcare providers (each, a “Material Provider”), based on payments made by the Acquired Entity to such provider during the twelve (12) month period ending on the last day of the month preceding the date hereof, and all Contracts between the Acquired Entity and such Material Providers (each a “Material Provider Contract”). As of the date hereof, there are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Acquired Entity under any Material Provider Contract other than in all material respects in the ordinary course of business consistent with the past practices of the Acquired Entities. Section 3.9(c)(ii) of the Disclosure Schedule sets forth any acute care facility or provider group involving expenditures of at least Six Hundred Twenty-Five Thousand Dollars ($625,000) during the twelve (12) month period ending on the last day of the month preceding the date hereof and (on an annualized basis) 2020.
(d)All services and systems and other support functions provided by or through Affiliates of the Acquired Entity that are material to, or used to materially support, the Acquired Entity or the Business prior to the date hereof and the Closing Date are covered by the Health Plan Services Agreement or will be adequately covered by the Transition Services Agreement, proposed to be implemented in accordance with the TSA Terms.
Section 3.10Compliance With Laws; Permits.
(a)The Acquired Entity is, and since the date that is three (3) years prior to the date hereof has been, in compliance in all material respects with all applicable Laws (except for Laws relating to infringement, misappropriation or other violation of IP Rights or Privacy/Cybersecurity Laws, which are addressed by Section 3.7). The Acquired Entity holds all material Permits necessary for the lawful conduct of its businesses as it is currently being conducted and all such Permits are valid and in full force and effect. The Acquired Entity has not received any notice from, any Governmental Authority (i) indicating or alleging that the Acquired Entity does not possess any Permit required to own, lease, and operate its properties and assets or to conduct the Business or (ii) threatening or seeking to withdraw, revoke, terminate, or suspend any of the Acquired Entity’s Permits.
Section 3.11Claims; Orders. Except as would not result in, or reasonably be expected to result in, a material Liability to the Acquired Entity, (a) there is no, and has not at any time in the past three (3) years, been any Claim or proceeding pending or, to the Acquired Entity’s Knowledge, threatened against the Acquired Entity, and (b) the Acquired Entity is not and has not been at any time in the past three (3) years, subject to any Order (other than Orders of general applicability). In the conduct of the Business, neither the Acquired Entity nor, to the Acquired Entity’s Knowledge, any of its directors, officers or employees, have (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any provider, customer, governmental official or employee, physician or other Person who was, is or may be in a position to help or hinder the Acquired Entity (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false or misleading entries on any books or records for any purpose. Neither the Acquired Entity nor, to the Acquired Entity’s Knowledge, any of its current shareholders, directors, officers or employees have ever been debarred, terminated, excluded or suspended from participation in the Medicare or Medicaid programs or listed on the excluded individuals list maintained by the Office of the Inspector General of the Department of Health and Human Services or the General Services Administration. To the Acquired Entity’s Knowledge, there are no D&O Indemnifiable Claims pending nor any facts or circumstances that would reasonably be expected to give rise to such a Claim.
Section 3.12Tax Matters.
(a)Except as would not result in, or reasonably be expected to result in, a material Liability to the Acquired Entity:
(i)the Acquired Entity has filed (or had filed on its behalf) with the appropriate Taxing Authority all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete. The Acquired Entity has fully and timely paid (or had paid on its behalf) all Taxes due and owing whether or not shown on a Tax Return as required by applicable Law. The amounts provided as a current Liability on the Financial Statements for all Taxes will be adequate to cover all unpaid Liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the date thereof or to any periods prior thereto;
(ii)there are no outstanding Liens for unpaid Taxes upon any assets or the shares of the Acquired Entity (except for Taxes not yet due and payable);

(iii)no audits or other proceedings by any Taxing Authority are in progress or, to the Acquired Entity’s Knowledge, threatened with regard to any Tax Returns of the Acquired Entity. The Acquired Entity has not waived in writing any statute of limitation with respect to Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency, and is not a beneficiary of any extension of time within which to file a Tax Return that has not yet been filed (other than any automatic, customary or permitted extensions available under Law). The Acquired Entity has not requested or received a ruling from any Taxing Authority or signed a closing or other agreement with any Taxing Authority which would affect any taxable period after the Closing Date;
(iv)the Acquired Entity has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;
(v)the Acquired Entity has withheld and remitted all material amounts of Taxes from payments to employees, independent contractors, creditors, customers, stockholders or other Persons as required by applicable Law to be withheld by the Acquired Entity; and
(vi)the Acquired Entity is not a party to any agreement the primary purpose of which is Tax sharing or Tax allocation that will not be terminated on or before the Closing Date without any further liability to the Acquired Entity. The Acquired Entity is not subject to any joint venture, partnership, or other Contract which is treated as a partnership for federal income tax purposes. The Acquired Entity is not liable for the Taxes of any Person, other than a member of a group of which Seller was contemporaneously a member, as a result of filing unitary, combined, or consolidated Tax Returns, as a transferee or successor, including, without limitation, any Liability for Taxes under Treasury Regulation Section 1.1502-6;
(vii)The Acquired Entity will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under section 108(i) of the Code (or similar provision of U.S. state, local or non-U.S. Tax Law); or (vi) prepaid amount received on or prior to the Closing Date. The Acquired Entity has not used any improper Tax accounting method.
(viii)The Acquired Entity has never distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or 361 of the Code; and

(ix)No written claim has been made within the past five (5) years by a Taxing Authority in a jurisdiction where Tax Returns with respect to the Acquired Entity are not filed asserting that the Acquired Entity is or may be subject to Tax in that jurisdiction. The Acquired Entity has no permanent establishment or fixed place of business in any other country other than the United States and is not subject to taxation nor does it have any Tax filing obligations in any jurisdiction outside of the United States.
(b)Notwithstanding anything herein to the contrary, (i) except for Section 3.13, the representations and warranties in this Section 3.12 are the Acquired Entity’s sole and exclusive representations and warranties hereunder related to Taxes or Tax matters, and no other representations or warranties in this Article III shall be construed to relate or apply to Taxes or Tax matters, and (ii) nothing herein (including this Section 3.12) shall be construed as providing a representation or warranty related to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Acquired Entity.
Section 3.13Employee Benefit Plans.
(a)Section 3.13(a) of the Disclosure Schedule lists each Business Benefit Plan and identifies each Business Benefit Plan as either an Acquired Entity Employee Plan or a Seller Employee Plan. For each Seller Employee Plan, Seller has provided or made available to Buyer copies of the plan document (including all amendments thereto) with respect to such Seller Employee Plan, or a summary of the material terms of such Seller Employee Plan. For each Acquired Entity Employee Plan and each Assumed Plan (as defined in Section 5.4(c)), the Acquired Entity or Seller has provided or made available to Buyer copies of each of the following documents, as applicable: (i) a copy of the plan document (including all amendments thereto); (ii) a copy of the trust, insurance policy, or other funding vehicle; (iii) a copy of the most recent summary plan description and any current summary of material modifications; (iv) a copy of the annual reports and nondiscrimination testing results for the three (3) most recent years; (v) the most recent determination, opinion or advisory letter received from the IRS; and (vi) the most recent actuarial report and related financial statements related thereto.
(b)None of the Acquired Entity or any trade or business, whether or not incorporated, that together with the Acquired Entity would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA maintains, contributes to, sponsors, or has any Liability with respect to (or has in the past six (6) years maintained, contributed to, sponsored, or had any Liability with respect to) (i) a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (ii) an arrangement subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(c)Each Business Benefit Plan has been operated and administered, in all material respects, in accordance with its terms and applicable Law, including ERISA and the Code and no notice has been issued by any Governmental Authority alleging non-compliance with ERISA or the Code. There are no Claims (other than routine claims for benefits in the ordinary course of business) that are pending, or to the Acquired Entity’s Knowledge, threatened against any Acquired Entity Employee Plan or any Assumed Plan.

(d)Except as would not result in, or reasonably be expected to result in, a material Liability to the Acquired Entity, each Business Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion or advisory letter from the IRS as to its qualification and, to the Acquired Entity’s Knowledge, no event has occurred which will or could give rise to disqualification of any such plan.
(e)Except as otherwise provided herein or as required by applicable Law or as forth in Section 3.13(e) of the Disclosure Schedule, neither the execution hereof nor the consummation of the transactions contemplated hereby (either alone or together with any other event) shall (i) entitle any Business Employee or current or former employee, director or officer of the Acquired Entity to any compensatory payment or benefit, (ii) accelerate the time of payment or vesting of any compensation or benefits for any such Business Employee or current or former employee, director or officer of the Acquired Entity, (iii) require the funding of any Acquired Entity Employee Plan or Assumed Plan or other material compensation or benefits (through a grantor trust or otherwise) for any such Business Employee or current or former employee, director or officer of the Acquired Entity or (iv) result in the payment of any amount that would, individually or in combination with any other payment, not be deductible as a result of Section 280G of the Code.
(f)No Business Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits with respect to Business Employees or any current or former employee, director or officer of the Acquired Entity beyond their retirement, other than coverage mandated by applicable Law or benefits the full costs of which are borne by the Business Employee or his or her beneficiary.
(g)Seller and the Acquired Entity do not reasonably expect to incur any material penalties or Liabilities under Section 4980H(a) or Section 4980H(b) of the Code.
Section 3.14Labor Matters.
(a)As of the date hereof, (a) the Acquired Entity is not a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and (b) (i) there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Acquired Entity’s Knowledge, threatened against the Acquired Entity and (ii) there are no unfair labor practice complaints pending or, to the Acquired Entity’s Knowledge, threatened against the Acquired Entity before any Governmental Authority.
(b)Section 3.14(b) of the Disclosure Schedule sets forth a list of each Business Employee and independent contractor who is an individual providing services to the Acquired Entity as of the date of this Agreement, and in the case of each such Business Employee and independent contractor, the following information, as applicable, as of the date hereof: (i) title or position; (ii) date of hire or commencement of services; (iii) work location; (iv) whether full-time or part-time and whether exempt or non-exempt from the overtime regulation of the Fair Labor Standards Act; (v) whether covered by the terms of a collective bargaining or similar agreement or an employment or independent contractor agreement; (vi) whether absent (excluding working remotely) from active employment and if so, the date such absence commenced, the reason for such absence, and the anticipated date of return to active employment; (vii) annual salary, hourly rate or fee arrangement, and if applicable, bonus target or other incentive compensation, and (viii) accrued but unused vacation or paid time off.
(c)The Acquired Entity is, and since the date that is three (3) years prior to the date hereof has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, or terms and conditions of employment, including but not limited to, worker classification, wages, hours of work, discrimination, collective bargaining, immigration, workers’ compensation, unemployment compensation, withholding, and occupational safety and health. All independent contractors and consultants providing personal services to the Acquired Entity have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all Business Employees have been properly classified under the Fair Labor Standards Act and similar state Laws.
(d)There is no pending or, to Acquired Entity’s Knowledge, threatened charge, Claim, or proceeding against the Acquired Entity by or before the Equal Employment Opportunity Commission or any state or local Governmental Authority and there have been no such charges, Claims or proceedings since the date that is three (3) years prior to the date hereof and, to the Acquired Entity’s Knowledge, there is no state of facts or event which would reasonably be expected to form the basis of any such charge, Claim or proceeding.
(e)The Acquired Entity has not taken and currently has no plans to take any action with respect to the transactions contemplated hereby that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or could otherwise trigger any notice requirement or Liability under any state or local plant closing notice Law.
(f)No executive officer or other key employee of the Acquired Entity is subject to any non-compete, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Acquired Entity and, to Sellers’ Knowledge, no executive officer or other management level employee of the Acquired Entity has taken steps or is otherwise planning to terminate his or her employment with the Acquired Entity for any reason (or no reason), including the consummation of the transactions contemplated by this Agreement.
(g)The Acquired Entity has investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations (that were made in writing or if orally, to a member of management or human resources personnel) of which there was Acquired Entity’s Knowledge since the date that is three (3) years prior to the date hereof. With respect to each such allegation with potential merit, the Acquired Entity has taken corrective action that is reasonably calculated to prevent further improper action.
(h)A Form I-9 has been completed and retained with respect to each current Business Employee and, where required by law, former Business Employees. The Acquired Entity has not been the subject of any audit or other action, suit, proceeding, claim, demand, assessment or judgments nor, to Sellers’ knowledge, has the Acquired Entity been the subject of an investigation, inquiry or other any audit or other action, suit, proceeding, claim, demand, assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.
(i)If the Acquired Entity has any Contract with a Governmental Authority, the Acquired Entity is and has been in compliance with, to the extent applicable, Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Acquired Entity maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Acquired Entity is not, and has not been since the date that is three (3) years prior to the date hereof, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. The Acquired Entity has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any Governmental Authority contractor.
Section 3.15Environmental Matters.
(a)Except as would not result in, or reasonably be expected to result in, a material Liability to the Acquired Entity, (i) the Acquired Entity is, and at all times has been, in compliance with all applicable Environmental Laws, (ii) the Acquired Entity holds all Environmental Permits necessary for the lawful conduct of its businesses as it is currently being conducted and all such Permits are valid and in full force and effect, (iii) there is no Environmental Claim pending or, to the Acquired Entity’s Knowledge, threatened against the Acquired Entity, and (iv) there has been no Release of Hazardous Materials by the Acquired Entity at any of the properties that are currently or formerly owned, leased, operated or used by the Acquired Entity or at any properties at which the Acquired Entity has assumed liability for any Release of Hazardous Materials.
(b)Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.15 are the Acquired Entity’s sole and exclusive representations and warranties hereunder related to Environmental Laws, Environmental Permits, Environmental Claims, Releases of Hazardous Materials and any other matter related to the environment, pollution or human health and safety, and no other representations or warranties in this Article III shall relate or apply to Environmental Laws, Environmental Permits, Environmental Claims, Releases of Hazardous Materials and any other matter related to the environment, pollution or human health and safety.
Section 3.16Affiliate Contracts. Section 3.16 of the Disclosure Schedule sets forth all Affiliate Contracts, including the name of the parties thereto and a summary of the subject matter thereof (including any services provided to or by the Acquired Entity). As used herein, “Affiliate Contract” means any Contract between the Acquired Entity, on the one hand, and any Affiliate of the Acquired Entity (inclusive of Seller or any of its Affiliates (other than the Acquired Entity)), on the other hand. Except as set forth on Section 3.16 of the Disclosure Schedule, no officer, director, Affiliate or employee of the Acquired Entity (i) is a party to any Contract with the Acquired Entity, (ii) has an interest in any property (real or personal, tangible or intangible) owned, leased, or licensed by the Acquired Entity or otherwise used in the conduct of the Business, (iii) provides any goods or services to the Acquired Entity (other than in such person’s capacity as an officer, director, or Employee), or (iv) to Acquired Entity’s Knowledge, has an interest in any Person that is a customer of, or supplier or vendor to, the Acquired Entity.
Section 3.17Accounts Receivable. All accounts receivable of the Acquired Entity have arisen from bona fide transactions by the Acquired Entity in the ordinary course of business. To the Acquired Entity’s Knowledge, all accounts receivable reflected in the Latest Statement are good and collectible (or have been collected) in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Latest Statement, which allowance was calculated in accordance with SAP.
Section 3.18Insurance.
(a)Section 3.18 of the Disclosure Schedule sets forth a correct list of all policies of fire, liability, directors’ and officers’/errors and omissions, medical, workers’ compensation, title, and other forms of insurance owned or held by the Acquired Entity, or in or under which the Acquired Entity otherwise participates or benefits (collectively, the “Insurance Policies”). The Acquired Entity made available to Buyer complete and correct copies of all of the Insurance Policies owned or held by the Acquired Entity. All of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums thereunder have been paid in full, and no notice of cancellation or termination has been received by the Acquired Entity with respect to any of the Insurance Policies. The Acquired Entity is and has been in material compliance with all such Insurance Policies. Taken together, the Insurance Policies are sufficient for compliance with all (i) applicable Laws and (ii) Contracts to which the Acquired Entity is a party or by which the Acquired Entity or any of its properties or assets is bound, and there is no fact or circumstance to the Acquired Entity’s Knowledge to cause it to reasonably believe they provide inadequate coverage for the operations and assets of the Business and the risks to which the Acquired Entity or the Business is exposed with respect to the pre-Closing period.
(b)Section 3.18 of the Disclosure Schedule also sets forth a correct list of all Claims or proceedings which have been initiated by or on behalf of the Acquired Entity since the date that is three (3) years from the date hereof under any of the Insurance Policies, including any Proceedings that are currently pending.
Section 3.19Brokers. No broker, finder or investment banker (except for Moelis, in respect of which Seller is exclusively liable) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based on arrangements made by or on behalf of the Acquired Entity.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller and the Acquired Entity as of the date hereof and as of the Closing Date (as if made on the Closing Date unless the representation or warranty expressly speaks as of a specific date) as follows:
Section 4.1Due Organization and Good Standing. Buyer is duly organized and validly existing and in good standing in accordance with the Laws of the jurisdiction of its formation and, except as would not result in a Buyer Material Adverse Effect, has all requisite Entity power and authority to own, lease and operate its properties and assets and to conduct its businesses in the manner in which its businesses are currently being conducted.
Section 4.2Authority; Binding Nature of Agreement. Buyer has the requisite power and authority to execute and delivery, and to perform its covenants and agreements under, this Agreement. The execution and delivery hereof by Buyer and the performance by Buyer of its covenants and agreements hereunder have been duly and validly authorized by all necessary Entity action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the other Parties, is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
Section 4.3Non-contravention; Consents.
(a)Buyer’s execution and delivery hereof does not, and Buyer’s performance of its covenants and agreements hereunder shall not, (i) materially violate the Organizational Documents of Buyer, (ii) subject to making or obtaining, as applicable, the Consents and Filings referenced in Section 2.4(b) and Section 3.4(b), violate any Law or (iii) (1) require any Consent of, or any Filing to or with, any Person that is not a Governmental Authority under, or (2) result in any breach of or, with or without notice or lapse of time or both, be a default or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien on any asset of Buyer under, any Contract to which Buyer is a party or by which Buyer or its properties or assets are bound, except, in the case of the foregoing clause (iii), as would not result in a Buyer Material Adverse Effect.
(b)Buyer’s execution and delivery hereof does not, and Buyer’s performance of its covenants and agreements hereunder shall not, require Buyer to make any Filing with or to, or to obtain any Consent from, any Governmental Authority, except for (i) the Specified Filings and Consents and (ii) any Filing or Consent the failure of which to make or obtain would not be material.
(c)There are no facts or circumstances related to Buyer or any of its Affiliates that would or would be reasonably expected to prevent, delay or impede the consummation of the transactions contemplated hereby, including the receipt of the Required Consents.

Section 4.4Claims; Orders. Except as would not result in a Buyer Material Adverse Effect, (a) there is no Claim pending or, to Buyer’s actual knowledge, being threatened against Buyer and (b) Buyer is not subject to any Order.
Section 4.5Sufficient Funds. Buyer has and shall have at the Closing funds immediately available, as and when needed, that are necessary to (a) consummate the Acquisition at the Closing, (b) otherwise perform its covenants and agreements hereunder and (c) pay any fees, expenses or other amounts payable by Buyer in connection with the consummation of the transactions contemplated hereby. Buyer acknowledges and agrees that financing is not a condition to Closing.
Section 4.6[Reserved].
Section 4.7Purchase for Investment. Buyer is acquiring the Purchased Common Stock for its own account and not with a view to distribution in violation of any securities Laws. Buyer has been advised and understands and acknowledges that the Purchased Common Stock has not been registered in accordance with the Securities Act or the “blue sky” Laws of any jurisdiction and may be resold only if registered in accordance with the provisions of the Securities Act or if an exemption from registration is available, unless neither such registration nor such an exemption is required by applicable Law. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Common Stock. Buyer is able to bear the economic risk of an investment in the Purchased Common Stock and is able to afford a complete loss of such investment.
Section 4.8Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission that could be payable by Seller in connection with the Acquisition based on arrangements made by or on behalf of Buyer.
ARTICLE V
COVENANTS AND AGREEMENTS
Section 5.1Interim Operations of the Acquired Entity.
(a)Prior to the Closing, except (i) as required, permitted or contemplated hereby, (ii) as required by applicable Law, (iii) as set forth in Section 5.1 of the Disclosure Schedule or (iv) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), the Acquired Entity shall use commercially reasonable efforts to conduct the Businesses in the ordinary course and consistent with past practice in all material respects. Consistent with the foregoing, the Acquired Entity shall use commercially reasonable efforts to maintain its assets in good operating condition and repair and use commercially reasonable efforts to maintain intact the business organization and to preserve the goodwill of the suppliers, contractors, licensors, Business Employees, customers, distributors, and others having business relations with the Acquired Entity. Without limiting the generality of the foregoing, prior to the Closing the Acquired Entity shall not:
(b)amend its Organizational Documents;

(c)(i) issue or sell any of its Equity Interests, (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any of its Equity Interests, or (iii) split, combine, reclassify, cancel, redeem, or repurchase any of its Equity Interests;
(d)sell, lease, transfer, or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any of its properties or assets, except for the sale, transfer, or disposition of finished goods inventory in the ordinary course of business;
(e)make any capital expenditures in an aggregate amount of more than Fifty Thousand Dollars ($50,000);
(f)create, incur, guarantee, or assume any Indebtedness for borrowed money, except Liabilities incurred in the ordinary course of business;
(g)enter into any transaction between the Acquired Entity, on the one hand, and Seller or any of its Affiliates, on the other hand, that (i) is not on an arm’s-length basis or (ii) would be binding on the Acquired Entity after the Closing;
(h)make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate);
(i)acquire any business, Equity Interests, or all or substantially all assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);
(j)create any Subsidiary;
(k)enter into any new line of business;
(l)grant any increase in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any Business Employee, in each case except (i) base salary or hourly wage increases in the ordinary course of business and in a manner consistent with past practice, (ii) as required by Law, or (iii) as required by the terms of any existing Contract or Business Benefit Plan set forth on Section 3.13(a) of the Disclosure Schedule;
(m)(i) amend or modify in any material respect any Material Contract, Contract for Leased Real Property, or IP License, (ii) terminate (other than expiration in accordance with the terms thereof), not renew, or extend any Material Contract, Contract for Leased Real Property, or IP License, or (iii) enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract, Contract for Leased Real Property, or IP License;
(n)make any change in any accounting principle, policy, or procedure used by it (other than regarding Taxes, which shall be governed by paragraph (o) below), other than changes required by SAP or applicable Law;
(o)make or change any material Tax election, change any material annual Tax accounting period, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment, or adopt or change any material accounting principle, policy, or procedure used by it regarding Taxes;
(p)accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;
(q)delay or accelerate payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of business consistent with past practice;
(r)declare, set aside, or pay any dividend or any other distribution with respect to any Equity Interests;
(s)(i) settle or commence any material Claim or proceeding or (ii) cancel any other debts owed to or Claims held by it other than, in the case of this clause (ii), in the ordinary course of business consistent with past practice;
(t)waive, abandon, or otherwise dispose of any rights in or to any material IP Rights owned by the Acquired Entity;
(u)adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization; or
(v)agree to do, approve, or authorize any of the foregoing.
Nothing herein, including Section 5.1(a), shall give Buyer or any of its Representatives, directly or indirectly, the right to control or direct the operations of the Acquired Entity prior to the Closing and, prior to the Closing, Seller and the Acquired Entity shall exercise complete control and supervision over their respective businesses and operations.
Section 5.2Consents, Approvals and Filings; Other Actions.
(a)On the terms and subject to the conditions hereof, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to cause the conditions in Article VI to be satisfied as soon as reasonably practicable after the date hereof, including using reasonable best efforts to (i) prepare and make all Filings with Governmental Authorities that are necessary to consummate the Closing, (ii) obtain all Consents of Governmental Authorities that are necessary to consummate the Closing, including the Required Filings and the Required Consents, and (iii) obtain all Consents from third parties that are necessary to consummate the Closing.
(b)(i) As soon as reasonably practicable after the date hereof, but in no event later than the later of (A) fifteen (15) Business Days after the date hereof, and (B) five (5) Business Days after Buyer’s receipt of all “Form A Statement”-related information required to be provided by the Acquired Entity or Seller (including without limitation the financial statements and projections required under section 12(a) of the “Form A Statement” and signed and notarized biographical affidavits), Buyer shall file, or cause to be filed, a “Form A Statement” or similar change-of-control applications with the OSI or other applicable Governmental Authorities where required by applicable Law seeking approval of Buyer’s acquisition of control of the Acquired Entity, (ii) as soon as reasonably practicable after the date hereof, but in no event later than the time frame provided in preceding clause (i), Buyer shall file, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Law related to the transactions contemplated hereby, (iii) each of Buyer and Seller shall provide as soon as reasonably practicable all information required by applicable Law to be provided to any Governmental Authority in connection with any such Filings or Consents and comply at the earliest reasonably practicable date with any request from a Governmental Authority for additional information, documents or other materials received by such Party or its Representatives related to such Filings, the Acquisition or the other transactions contemplated hereby and (iv) each of Buyer, on the one hand, and Seller and the Acquired Entity, on the other hand, shall act in good faith and reasonably cooperate with each other in connection with any such Filings and in obtaining any Consent of a Governmental Authority that is necessary to consummate the Closing. To the extent not prohibited by applicable Law, each Party shall use reasonable best efforts to furnish to each other all information required for any Filing to be made to a Governmental Authority by applicable Law in connection with the Acquisition. Each of Buyer, on the one hand, and Seller and the Acquired Entity, on the other hand, shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such Filing or Consent and shall not independently participate in any meeting, or engage in any substantive conversation, discussion or negotiation, with any Governmental Authority related to any such Filing or Consent, or related to any Claims by such Governmental Authority related to the Acquisition or any of the other transactions contemplated hereby, without giving the other (1) prior written notice of such meeting, conversation, discussion or negotiation and (2) unless prohibited by such Governmental Authority, the opportunity to attend or participate therein. Each of Buyer, on the one hand, and Seller and the Acquired Entity, on the other hand, shall consult and cooperate with the other in good faith in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such Party in connection with any Claim by a Governmental Authority related to such Filings, the Acquisition or the other transactions contemplated hereby.
(c)Notwithstanding the foregoing or anything else in this Agreement to the contrary, Buyer and its Affiliates shall not be required to propose, offer, commit, agree, or consent to (i) terminate, amend, or modify any existing relationships, ventures, contractual rights or Liabilities of Buyer, any of its Affiliates or the Acquired Entity, (ii) take or agree to take any action that after the Closing that would limit the freedom of Buyer, any of its Affiliates, or the Acquired Entity with respect to, or its ability to retain, one or more of its or its Affiliates’ (including the Acquired Entity’s) businesses, product lines, or assets, or (iii) maintain, as part of any Governmental Authority undertaking as a condition to Closing, total adjusted capital for the Acquired Entity in an amount in excess of five hundred percent (500%) of the minimum required by Law.
(d)Prior to the Closing, each of Buyer and the Acquired Entity shall not, and shall not permit any of its Representatives to, take any action or fail to take any action, or enter into or consummate any transaction, that would or would reasonably be expected to result in any of the conditions in Article VI not being satisfied or that would or would reasonably expected to impair, prevent or delay the consummation of the transactions contemplated by this Agreement.
Section 5.3Access. Upon reasonable advance notice, the Acquired Entity shall provide Buyer and its Representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the Acquired Entity’s properties, books, records and personnel, and during such period, the Acquired Entity shall cause to be furnished promptly to Buyer and its Representatives all information concerning the Acquired Entity’s business in its possession or control, or reasonably accessible or available to it through its Affiliates, as Buyer may reasonably request; provided, however, that the Acquired Entity shall not be required to permit any inspection, or to disclose any information, to the limited extent that it would in the reasonable, good-faith judgment of the Acquired Entity upon advice from counsel (i) result in the improper disclosure of any trade secrets of any Person or violate any confidentiality obligation of the Acquired Entity or (ii) jeopardize protections afforded to Seller or the Acquired Entity under the attorney-client privilege or the attorney work product doctrine; provided that the Acquired Entity shall notify Buyer where such limitations are invoked and work in good faith with Buyer to determine the next best practicable compromise or workaround arrangement. All information obtained by Buyer and its Representatives under this Section 5.3(a) shall be treated as “Confidential Information” (within the meaning of the Confidentiality Agreement) for purposes of the Confidentiality Agreement and shall be used solely for consummating the transactions contemplated hereby. Without limiting the foregoing, (1) any such access shall be (A) conducted under the supervision of the Acquired Entity or its Representative’s personnel, (B) subject to all of the standard protocols and procedures of the Acquired Entity including the requirement that visitors be escorted at all times and any applicable restrictions as a result of the COVID-19 pandemic, (C) subject to any additional procedures required by any landlord and (D) in such a manner as does not unreasonably interfere with the normal operations of the Acquired Entity, (2) neither Buyer nor any of its Representatives shall contact or engage in any communication with (A) any current or former director, manager, officer or employee of the Acquired Entity or any of their respective Representatives related hereto, the transactions contemplated hereby or the Acquired Entity, except, in each case under this clause (A), as expressly permitted by this Section 5.3(a) or (B) any customer, vendor, creditor, investor, regulator or other commercial counterparty of the Acquired Entity, except for contacts with such customers, vendors, creditors, investors, regulators or other counterparties made in the ordinary course of business that are unrelated hereto, the transactions contemplated hereby or the Acquired Entity and (3) prior to the Closing, Buyer shall have no right to perform or cause to be performed any invasive or subsurface investigations of any Leased Real Property, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media. The provision of information under this Section 5.3(a) shall not expand any remedies available hereunder to Buyer in any manner. In addition, the Acquired Entity shall provide Buyer monthly financial statements for each completed month before the Closing Date as soon as practicable and in any event within fifteen (15) days after month-end.
Section 5.4Employee Matters.
(a)On the Closing Date, Buyer shall provide or cause to be provided to each Continuing Employee (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided by Seller or any of its Affiliates (including the Acquired Entity) to each such Continuing Employee immediately prior to the Closing, (ii) incentive opportunities that are no less favorable than those provided by Seller or any of its Affiliates (including the Acquired Entity) to each such Continuing Employee immediately prior to the Closing Date and (iii) employee benefits (excluding severance payments and severance benefits) that are no less favorable in the aggregate (including related to the proportion of employee cost) than those employee benefits provided to similarly situated employees of Buyer and its Subsidiaries. Buyer shall not, at any time during the ninety (90) days following the Closing, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, provided, however, that nothing in this Section 5.4(a) shall restrict Buyer from terminating the employment of Continuing Employees from and after the Closing.
(b)Buyer shall provide or shall cause to be provided to each Continuing Employee with the severance payments and benefits that are provided to similarly situated employees of Buyer and its Subsidiaries at the time of such termination of employment.
(c)As of the Closing Date, the Continuing Employees shall cease participation in all Seller Employee Plans (other than any Assumed Plan). As of the Closing Date, Buyer shall assume and honor, or will cause the Acquired Entity to assume and honor, in accordance with their terms (including terms related to amendment and termination), any Seller Employee Plan listed in Section 5.4(b) of the Disclosure Schedule (the “Assumed Plans”) and any Acquired Entity Employee Plan.
(d)For eligibility, benefit accrual (other than for purposes of a defined benefit plan) and vesting purposes under the employee benefit plans of Buyer and its Affiliates that are offered and provide benefits to Continuing Employees after the Closing Date (the “Buyer Plans”), Buyer shall (and shall cause the Acquired Entity to) use commercially reasonable efforts to cause each Continuing Employee to be credited with his or her years of service or comparable experience with Seller or its Affiliates (including the Acquired Entity and its predecessor to the extent previously credited by Seller or its Affiliates) prior to the Closing Date to the same extent as such employee was entitled prior to the Closing Date to credit for such service under any similar Business Benefit Plan, except to the extent such credit would result in a duplication of benefits. For purposes of each Buyer Plan, if any, providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Buyer shall (or shall cause its Affiliates to) use commercially reasonable efforts to (i) waive all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan for such Continuing Employee and his or her covered dependents, and (ii) credit all eligible expenses incurred by such Continuing Employee and his or her covered dependents under the comparable Business Benefit Plans during the portion of the plan year ending on the date of such Continuing Employee’s participation in the corresponding Buyer Plan begins under such Buyer Plan for purposes of satisfying all deductible, coinsurance, co-pays and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer.
(e)As of the Closing Date, Seller shall transfer from the medical and dependent care account plans of Seller and its Affiliates under any Seller Employee Plan (each, a “Seller FSA Plan”) to one or more medical and dependent care account plans established or designated by Buyer the account balances of the Continuing Employees, and Buyer shall be responsible for the obligations of the Seller FSA Plans to provide benefits to the Continuing Employees with respect to such transferred account balances at or after the Closing Date. Each Continuing Employee shall be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable Seller FSA Plan. As soon as reasonably practicable following the Closing Date, if the net difference between (i) the aggregate employee contributions under the Seller FSA Plan as of the Closing Date made during the year in which the Closing Date occurs and (ii) the aggregate employee reimbursements under the Seller FSA Plan as of the Closing Date made during the year in which the Closing Date occurs, in each case with respect to a Continuing Employee for the applicable year, (the “Assumed FSA Balance”) is (x) a positive number, then Seller shall transfer to Buyer an amount, in cash, equal to the Assumed FSA Balance, or (y) a negative number, then Buyer shall transfer to Seller an amount, in cash, equal to the positive value of the Assumed FSA Balance.
(f)Effective as of the Closing Date, the Continuing Employees shall no longer actively participate in the Evolent Health 401(k) Plan (the “Seller 401(k) Plan”). Buyer shall designate a tax-qualified defined contribution plan of Buyer (such plan, the “Buyer Savings Plan”) that currently provides for the receipt from the Continuing Employees of “eligible rollover distributions” (as such term is defined in Section 401(a)(31) of the Code.
(g)Buyer and its Affiliates (including the Acquired Entity) shall file and distribute Forms 1094-C and 1095-C with respect to the Continuing Employees in accordance with the requirements of Sections 6055 and 6056 of the Code and the regulations and related guidance promulgated thereunder for the calendar year in which the Closing occurs.  Seller shall provide such information as is reasonably necessary for Buyer and its Affiliates to discharge its obligations under this Section 5.4(g) for the calendar year in which the Closing occurs.
(h)Nothing in this Section 5.4 shall be treated as an amendment of, an undertaking to amend or terminate, or a limitation on the ability of Seller or Buyer or its Affiliates to amend or terminate any employee benefit plan (including any Acquired Entity Employee Plan). No provision hereof shall create any third-party beneficiary rights in any employee or any other natural person service provider of the Acquired Entity or any beneficiary or dependents thereof for the compensation, terms and conditions of employment and benefits that may be provided.
Section 5.5Indemnification; Directors’ and Officers’ Insurance.
(a)From and after the Closing, Buyer shall cause the Acquired Entity to fulfill and honor the obligations of the Acquired Entity under any indemnification provision and any exculpation provision in the Organizational Documents of the Acquired Entity as in effect as of the Closing. Buyer shall not permit any such indemnification or exculpation provision to be amended, repealed or otherwise modified during the six (6) year period after the Closing in any manner that would adversely affect the rights of any Pre-Closing Indemnified Person, unless any such amendment, repeal or modification is required by applicable Law.
(b)Buyer acknowledges (on behalf of itself and its Representatives, including, after the Closing, the Acquired Entity) that the Pre-Closing Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by current direct or indirect equityholders, members or other Affiliates of Seller or its Representatives

(except for the Acquired Entity) or their respective direct or indirect equityholders (“Indemnitee Affiliates”) separate from the obligations of Buyer and the Acquired Entity hereunder or under their respective Organizational Documents. From and after the Closing, Buyer and the Acquired Entity (each, a “D&O Indemnifying Party”) shall be the indemnitors of first resort (i.e., their obligations to the Pre-Closing Indemnified Persons are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification or insurance for the same D&O Expenses or losses, claims, damages, penalties, Taxes, interest, fines, judgments or amounts paid in settlement (collectively, “D&O Costs”) incurred by the Pre-Closing Indemnified Persons are secondary), and the D&O Indemnifying Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof. For the purposes of this Section 5.5(b), “D&O Expenses” shall mean reasonable attorneys’ fees and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but solely to avoid duplication of bases for recovery, shall exclude losses, claims, damages, judgments and amounts paid in settlement (because such items are included in the definition of D&O Costs) and “D&O Indemnifiable Claim” shall mean any claim related to any threatened, pending or completed claim or investigation, whether criminal, civil, administrative or investigative or otherwise, related to acts or omissions in their official capacities occurring on or prior to the Closing (including for acts or omissions in connection with this Agreement and the transactions contemplated thereby).
(c)If Buyer or any of its respective successors or assigns (i) consolidates with or merges into any other Entity and is not the continuing or surviving Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then Buyer or its applicable successor or assign shall cause its applicable successors or assigns to assume all of the obligations thereof in this Section 5.5.
(d)The Pre-Closing Indemnified Persons are intended third-party beneficiaries of this Section 5.5, with full rights of enforcement of this Section 5.5 as if a party hereto.
(e)For purposes hereof, each Person who is or was an officer or director of the Acquired Entity at or any time prior to the Closing shall be deemed to be a “Pre-Closing Indemnified Person.”
Section 5.6Termination of Affiliate Contracts. Except for any Affiliate Contract listed in Section 5.6 of the Disclosure Schedule, at or prior to the Closing, Seller and the Acquired Entity shall cause all Affiliate Contracts to be terminated and provide reasonably satisfactory evidence of such termination to Buyer.
Section 5.7Retention and Access to Records. After the Closing Date, Buyer shall cause the Acquired Entity to provide Seller and its Representatives with reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of the Acquired Entity that relate to periods or occurrences prior to the Closing Date for any reasonable and bona fide financial reporting, Tax, accounting purpose, or compliance with Law. Buyer shall, and shall cause the Acquired Entity to, preserve, keep and maintain such books and records for a period of seven (7) years after the Closing Date. The rights granted under this Section 5.7 shall expire and be of no further force and effect upon the seventh (7th) anniversary of the Closing Date. Notwithstanding the foregoing, Buyer may dispose of books and records during such seven (7) year period if the same are first offered in writing to Seller and not accepted by Seller within thirty (30) days of such offer.
Section 5.8Exclusivity. From and after the date of this Agreement until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, neither Seller nor the Acquired Entity shall directly or indirectly take, and shall instruct and cause its Affiliates (including without limitation the Acquired Entity’s ultimate parent Entity) and their respective representatives, consultants, financial advisors, attorneys, accountants or other agents not to take, any action to solicit, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Buyer, its Affiliates and their respective representatives) concerning any Acquisition Proposal and to cease any and all existing communications or discussions with any Person in connection with the foregoing. Seller and the Acquired Entity shall immediately notify Buyer in writing of any communication, offer, inquiry or proposal from any Person regarding an Acquisition Proposal.
Section 5.9Notification of Certain Matters. From the date of this Agreement until the Closing Date, each of Seller and the Acquired Entity, on one hand, and Buyer, on the other hand, shall give the other prompt written notice of: (a) any event, change, or occurrence that (i) causes, or would reasonably be expected to cause, any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) causes, or would reasonably be expected to cause, such Party to fail to perform or comply with in any material respect any covenant or agreement of such Party in this Agreement; and (b) any proceeding or Claim commenced or, to Seller’s knowledge, the Acquired Entity’s Knowledge, or Buyer’s knowledge, as applicable, threatened against or otherwise affecting such Party with respect to the transactions contemplated by this Agreement. No such notification will affect any of the representations, warranties, covenants, agreements, rights, or remedies of the Parties contained in this Agreement.
Section 5.10Transition Services Agreement. With respect to the Transition Services Agreement, the definitive form of which will be agreed before Closing, each Party shall (including causing any relevant Affiliate to) promptly hereafter proceed in good faith, and using all commercially reasonable efforts (including making available at all scheduled and other necessary times dedicated senior executive personnel with relevant expertise and legal counsel), to implement the final form of such Contract with reference to the TSA Terms.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1Conditions to Each Party’s Obligation to Effect the Acquisition. The respective obligations of Buyer and Seller to consummate the Acquisition shall be subject to the satisfaction (or waiver by Buyer, on the one hand, and Seller, on the other hand) prior to the Closing of the following conditions:

(a)Governmental Consents. The Filings with or to, and all Consents of, any Governmental Authority listed in Section 6.1(a) of the Disclosure Schedule (the “Required Filings” and the “Required Consents,” respectively) shall have been made or obtained, respectively.
(b)Legal Restraints. No Order issued after the date hereof shall be in effect that makes illegal or prohibits the consummation of the Acquisition (any such Law, a “Legal Restraint”).
Section 6.2Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Acquisition is further subject to the satisfaction (or waiver by Buyer) prior to the Closing of the following conditions:
(a)Representations and Warranties.
(i) Each Sell-Side Fundamental Representation (other than Section 3.12) shall be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall have been true and correct as of such date.
(ii) Each representation and warranty in Article II (except for the Sell-Side Fundamental Representations) shall be true and correct (read, for purposes of this Section 6.2(a)(ii) only, without giving effect to any qualifier as to materiality, “in all material respects,” “material” or Seller Material Adverse Effect) as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall have been true and correct as of such date), except for any failure to so be true and correct that would not result in a Seller Material Adverse Effect.
(iii) Each representation and warranty in Article III (in each case, except for the Sell-Side Fundamental Representations, but including Section 3.12) shall be true and correct (read, for purposes of this Section 6.2(a)(iii) only, without giving effect to any qualifier as to materiality, “in all material respects,” “material” or Material Adverse Effect) as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall have been true and correct as of such date), except for any failure to so be true and correct that would not result in a Material Adverse Effect.
(b)Performance of Covenants and Agreements. Seller and the Acquired Entity shall have performed or complied in all material respects with each covenant or agreement herein that are required to be performed or complied with by it prior to the Closing.
(c)Material Adverse Effect. Since the date of this Agreement, no event or change shall have occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

(d)Bring-Down Certificate. Buyer shall have received a certificate, dated as of the Closing Date and duly executed on behalf of the Acquired Entity and Seller, confirming the satisfaction of all unwaived conditions in Section 6.2(a), and Section 6.2(b).
Section 6.3Conditions to Obligations of Seller. The obligation of Seller to consummate the Acquisition is further subject to the satisfaction (or waiver by Seller) prior to the Closing of the following conditions:
(a)Representations and Warranties.
(i)Each Buyer Fundamental Representation shall be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall have been true and correct in all material respects as of such date).
(ii)Each representation and warranty in Article IV (except for the Buyer Fundamental Representations) shall be true and correct (read, for purposes of this Section 6.3(a)(ii) only, without giving effect to any qualifier as to materiality, “in all material respects,” “material” or Buyer Material Adverse Effect) in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall have been true and correct as of such date).
(b)Performance of Covenants and Agreements. Buyer shall have performed or complied in all material respects with each covenant or agreement herein that are required to be performed or complied with by it prior to the Closing.
(c)Bring-Down Certificate. Seller shall have received a certificate dated as of the Closing Date and duly executed on behalf of Buyer, confirming the satisfaction of all unwaived conditions in Section 6.3(a) and Section 6.3(b).
Section 6.4Effect of the Closing. If the Closing occurs, all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 shall be deemed to have been satisfied for all purposes hereunder.
ARTICLE VII
TERMINATION
Section 7.1Termination Rights.
(a)Termination by Mutual Consent. Seller and Buyer shall have the right to terminate this Agreement at any time prior to the Closing by mutual written consent.
(b)Termination by Either Seller or Buyer. Seller, on the one hand, and Buyer, on the other hand, shall have the right to terminate this Agreement at any time prior to the Closing, if a Legal Restraint is in effect that has become final and non-appealable or in the event the Closing has not occurred by December 31, 2021 (“Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party that has breached or failed to perform any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date.
(c)Termination by Buyer. Buyer shall have the right to terminate this Agreement if any of Seller or the Acquired Entity fails to perform or comply with any of its covenants or agreements hereunder in any material respect, or if any of the representations or warranties of any of Seller or the Acquired Entity herein fails to be true and correct, which failure (i) would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable, and (ii) is not reasonably capable of being cured by Seller or the Acquired Entity, as applicable, within forty-five (45) days after Seller’s receipt of written notice from Buyer of such failure or, if reasonably capable of being cured during such forty-five (45) day period, is not cured by Seller or the Acquired Entity, within such forty-five (45) day period; provided that Buyer shall not be entitled to terminate this Agreement under this Section 7.1(c) if Buyer has failed to perform or comply with any of its covenants or agreements hereunder in any material respect, or if any of the representations or warranties of Buyer herein has failed to be true and correct, which failure (1) would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b) and (2) has not been cured as of the date such written notice is received by Seller.
(d)Termination by Seller. Seller shall have the right to terminate this Agreement if Buyer materially fails to perform or comply with any of its covenants or agreements hereunder in any material respect, or if any of the representations or warranties of Buyer herein fails to be true and correct, which failure (1) would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable, and (2) is not reasonably capable of being cured by Buyer within forty-five (45) days after receiving written notice from Seller of such failure or, if reasonably capable of being cured during such forty-five (45) day period, is not cured by Buyer within such forty-five (45) day period; provided that Seller shall not be entitled to terminate this Agreement under this Section 7.1(c) if any of Seller or the Acquired Entity has failed to perform or comply with any of its covenants or agreements hereunder in any material respect, or if any of the representations or warranties of Seller or the Acquired Entity herein has failed to be true and correct, which failure (A) would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b) and (B) has not been cured as of the date such written notice is received by Buyer.
Section 7.2Effect of Termination; Procedure for Termination.
(a)If this Agreement is terminated under Section 7.1, this Agreement shall be void and of no force or effect, without any Liability or obligation on the part of any Party, whether arising prior to or after such termination, based on or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, however, that (i) this Section 7.2, Article IX and Article X (other than Section 10.7) shall survive any such termination and shall remain in full force and effect and (ii) no such termination or this Section 7.2(a) shall relieve any Party of any liability for any willful and material breach hereof occurring prior to such termination.

(b)This Agreement may be terminated only under Section 7.1. In order to terminate this Agreement under Section 7.1, the Party desiring to terminate this Agreement shall give written notice of such termination to Buyer (if the terminating Party is Seller) or Seller (if the terminating party is Buyer) under Section 10.9, specifying the provision hereof under which such termination is effectuated.
ARTICLE VIII
INDEMNIFICATION
Section 8.1Survival of Representations and Warranties and Covenants.
(a)The representations and warranties set forth in this Agreement and all claims with respect thereto shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement until the date that is eighteen (18) months following the Closing Date, except that (i) the Sell-Side Fundamental Representations (other than Section 3.12) and the Buyer Fundamental Representations and all claims with respect thereto shall survive indefinitely, and (ii) the representations and warranties in Section 3.12 and Section 3.13 and the obligations of Seller pursuant to Section 8.2 with respect to such representations and warranties, shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations.
(b)All covenants and agreements contained herein to be performed by their terms (i) prior to the Closing shall survive the Closing until the date that is six (6) months following the Closing Date and (ii) on or after the Closing Date shall survive the Closing until fully performed in accordance with the terms specified herein with respect to such covenant or agreement.
(c)In the event that notice of any claim for indemnification under this Article VIII has been given in good faith, within the applicable survival period, the representations and warranties or covenants or other agreements that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved. Any claim for a breach of a representation or warranty or covenant or other agreement must be delivered prior to the expiration of the applicable survival term set forth in this Section 8.1.
Section 8.2Indemnification by Seller.
(a)Subject to the provisions of this Article VIII, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates (including the Acquired Entity after the Closing) and its and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all damages, losses, judgments, penalties, and costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) but excluding any punitive or exemplary damages or losses (collectively, “Losses”), actually incurred by any Buyer Indemnified Party arising out of:

(i)the breach of any representation or warranty made in Article II or Article III (or the certificate delivered pursuant to Section 6.2(d) by or on behalf of Seller at or prior to the Closing) that is not a Sell-Side Fundamental Representation;
(ii)the breach of any Sell-Side Fundamental Representation (or the certificate delivered pursuant to Section 6.2(d) by or on behalf of Seller at or prior to the Closing with respect thereto);
(iii)any breach of any covenant or agreement contained in this Agreement to be performed or complied with by the Acquired Entity prior to the Closing or Seller prior to or after the Closing;
(iv)all Taxes (or the non-payment thereof) imposed on or payable by the Acquired Entity for any Pre-Closing Tax Period or as a result of the Acquired Entity being a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date; and
(v)any matter set forth on Schedule 8.2(a)(v).
(b)Notwithstanding any other provision in this Agreement to the contrary, the indemnification provided for in Section 8.2(a) shall be subject to the following limitations:
(i)Seller shall not be required to indemnify Buyer Indemnified Parties with respect to any claim for indemnification arising out of or relating to matters described in Section 8.2(a)(i) unless and until the aggregate amount of all such claims for such matters exceeds one half of one percent (0.50%) of the Purchase Price (the “Deductible”), in which event Buyer Indemnified Parties will be entitled to recover all Losses arising out of or relating to such matters in excess of the Deductible;
(ii) Seller’s aggregate Liability for Losses arising out of or resulting from claims under Section 8.2(a)(i) shall in no event exceed an amount equal to ten percent (10%) of the Purchase Price;
(iii) Except in the case of fraud, Seller’s aggregate Liability for Losses arising out of or resulting from claims under this Agreement shall in no event exceed the Purchase Price. For the avoidance of doubt, the limitations set forth in this Section 8.2(b) shall not apply in the case of fraud; and
(iv) Seller shall have no obligation to indemnify any Buyer Indemnified Party from and against any Taxes of any Person (A) for any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period (or any other Losses directly related to such Taxes) or (B) that are attributable to any transaction occurring after the Closing Date. Additionally, the representations and warranties contained in Section 3.12 may only be relied upon for purposes of Tax Liabilities for Pre-Closing Tax Periods, and are not a guarantee of any Tax assets or the efficacy of any Tax positions taken or to be taken with respect to any Tax period (or portion thereof) ending after the Closing.

Section 8.3Indemnification by Buyer.
(a)Subject to the provisions of this Article VIII, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties” and, each of the Buyer Indemnified Parties and the Seller Indemnified Parties, an “Indemnified Party”) against any Losses actually incurred arising out of:
(i)the breach or inaccuracy of any representation or warranty made in Article IV (or the certificate delivered pursuant to Section 6.3(c) by or on behalf of Buyer at or prior to the Closing with respect thereto) that is not a Buyer Fundamental Representation;
(ii)the breach or inaccuracy of any Buyer Fundamental Representation (or the certificate delivered pursuant to Section 6.3(c) by or on behalf of Buyer at or prior to the Closing with respect thereto); and
(iii)any breach of any covenant or agreement contained in this Agreement to be performed or complied with by the Acquired Entity after the Closing or Buyer prior to or after the Closing.
(b)Notwithstanding any other provision in this Agreement to the contrary, except in the case of fraud, Buyer’s aggregate Liability for Losses arising out of or resulting from claims under this Agreement shall in no event exceed the Purchase Price.
Section 8.4Indemnification Principles.
(a)The amount of any and all indemnification payments in respect of Losses under this Agreement shall be determined net of (i) any monies from a third party actually received by the Indemnified Party with respect to such Losses, and (ii) any proceeds actually received by an Indemnified Party under any insurance policies or pursuant to any claim, recovery, settlement or payment by or against any other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement), in each case, net of costs or expenses incurred in connection with securing or obtaining such proceeds (including premium costs).
(b)To avoid double counting, the Indemnified Parties shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such Indemnified Party had already recovered Losses with respect to such matter pursuant to any other provisions of this Agreement.
(c)No Indemnified Party shall be entitled to indemnification with respect to any Losses to the extent such Losses are accrued or otherwise reflected in the calculation of the Purchase Price in accordance with Section 1.5.
(d)The amount of any Loss subject to indemnification under Section 8.2 shall be calculated net of (i) any tax benefits realized by the Party being indemnified on account of such Loss with respect to the year in which the Loss occurs and the following year, as determined on a “with and without” basis, and (ii) any insurance proceeds to the extent actually received by Buyer with respect to the Loss. To the extent that any Buyer Indemnified Party receives any amount under insurance coverage with respect to a Loss for which a Buyer Indemnified Party has previously obtained payment in indemnification under this Article VIII, Buyer shall, as soon as reasonably practicable after receipt of such insurance proceeds, pay and reimburse Seller, for any such duplicative prior indemnification payment up to the amount of the insurance proceeds, but less (i) the cost and expense of pursuing such insurance recovery, (ii) the deductible associated therewith and (iii) the amount of all retro-premium obligations and reasonably anticipated premium increases resulting from such recovery. To the extent that any Buyer Indemnified Party receives any amounts from third parties with respect to a Loss for which a Buyer Indemnified Party has previously obtained payment in indemnification under this Article VIII, Buyer shall, as soon as reasonably practicable after receipt of such amounts, pay and reimburse Seller, for any such duplicative prior indemnification payment up to the amount of the amounts received from such third party, but less the cost and expense of pursuing such recovery. The foregoing requirements with respect to insurance or third-party payments shall not create any obligation on Buyer Indemnified Parties to pursue such potential payment sources, and shall be subject to those insurance or third-party payment not themselves being subject to reduction or reimbursement in connection with any indemnification payment receipts by a Buyer Indemnified Party under this Article VIII.
(e)The representations, warranties, covenants, and agreements of the Parties contained in this Agreement, and the rights and remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect thereto, will not be affected by any investigation, inquiry, or examination made by or on behalf of either Party, or the knowledge of either Party or their respective Representatives, regardless of whether such investigation, inquiry, or examination was conducted, or such knowledge was obtained, prior to, at, or after the execution of this Agreement or the consummation of the Closing and regardless of whether such knowledge was obtained from the other Party, any of its representatives, or any other Person.
Section 8.5Manner of Payment. Any indemnification payment pursuant to Section 8.2 or Section 8.3 shall be effected by wire transfer of immediately available funds to an account designated by the applicable Indemnified Party within ten (10) Business Days after the final determination and resolution thereof.
Section 8.6Procedure.
(a)Direct Claims. If either Indemnified Party shall have a claim for indemnification hereunder for any claim other than with respect to a claim asserted by a third party, the Indemnified Party shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of the nature of the claim. Such written notice shall describe the claim in reasonable detail, including, to the extent practicable, copies of any material written evidence thereof and indicate the estimated amount of such claim to the extent feasible. The failure to make timely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall not relieve the Indemnifying Party from any Liability under this Article VIII with respect to such matter, except to the extent the Indemnifying Party is actually prejudiced by failure to give such notice.

(b)Defense of Third-Party Claims.
(i)Any Indemnified Party making a claim for indemnification under Section 8.2 or Section 8.3 (other than in connection with a Tax Claim, the administration of which shall be governed exclusively by Section 10.7(b)) shall notify the Indemnifying Party of the claim in writing promptly, but in no event more than 10 days, after receiving notice of any action, lawsuit, proceeding, investigation, demand or other Claim against the Indemnified Party by a third party (a “Third-Party Claim”), describing in reasonable detail the claim, the amount or estimated amount of damages sought thereunder (if known and quantifiable, which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the basis thereof and the provisions of this Agreement upon which such claim for indemnification is made and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. Following the receipt of the Claim Notice, the Indemnifying Party may notify the Indemnified Party that it desires to assume control of the defense of such Third-Party Claim with counsel reasonably acceptable to the Indemnified Party provided, however, that the Indemnifying Party will not have the right to assume control of the defense of such Third-Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if (A) such Third-Party Claim seeks non-monetary relief (in whole or in part) or relates to or arises in connection with any criminal proceeding or Claim, (B) the Indemnified Party reasonably believes an adverse determination with respect to such Third-Party Claim would be detrimental to or injure the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (C) the named parties in any such action (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party (or their respective Affiliates) and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicts of interests between them, (D) the Indemnifying Party fails to actively and diligently conduct the defense of such Third Party Claim, or (E) Seller is the Indemnifying Party and Indemnified Party reasonably believes the defense of such Third Party Claim could have a material adverse effect on the Indemnified Party’s or its Affiliates’ relationship with any of its material customers, suppliers, or other business relationships.
(ii)In the event that the Indemnifying Party notifies the Indemnified Party that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the power to direct and control the defense of such Third-Party Claim giving rise to an Indemnified Party’s claim for indemnification at such Indemnifying Party’s expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such claim and to employ separate counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such

Indemnifying Party under this Section 8.6 unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (B) the Indemnified Party has been advised by legal counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) before settling, compromising, offering to settle or compromise, or ceasing to defend such claim if, pursuant to or as a result of such settlement, compromise or cessation, (A) an Order would be imposed that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a violation of Law by the Indemnified Party or any of its Affiliates would be found or admitted, (C) any monetary liability would be imposed on the Indemnified Party that would not be paid or reimbursed by the Indemnifying Party, or (D) any material non-monetary condition or obligation would be imposed on any Indemnified Party or any of its Affiliates.
(iii)The Indemnified Party may not settle any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnified Party is seeking or will seek indemnification hereunder with respect to such matter.
(iv)The Indemnified Party and the Indemnifying Party shall and shall cause their Affiliates to reasonably cooperate in connection with the defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant business records, other documents and Representatives, if there is no conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such Third-Party Claim. The Indemnified Party and the Indemnifying Party shall keep each other reasonably informed with respect to the status of such Third-Party Claim.
Section 8.7Exclusive Remedy. Except with respect to claims alleging fraud and as provided under the provisions hereof providing for equitable remedies, the Parties agree that, from and after the Closing, the sole and exclusive remedies of the Parties to this Agreement and any other Indemnified Person, respectively, for any Losses or damages (including any Losses from claims for breach of contract or warranty) arising out of or based upon the matters set forth in this Agreement are the indemnification and/or reimbursement obligations of the Parties set forth in this Article VIII.
ARTICLE IX
OTHER COVENANTS, AGREEMENTS AND ACKNOWLEDGEMENTS
Section 9.1No Other Representations and Warranties; Non-reliance.
(a)Except for the representations and warranties expressly in Article IV, Seller and the Acquired Entity acknowledge and agree that none of Buyer or any of its Representatives or direct or indirect equity holders make, or have made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for Seller’s representations and warranties expressly in Article II and the Acquired Entity’ representations and warranties expressly in Article III (collectively, the “Sell-Side Representations”), Seller and the Acquired Entity disclaim any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including related to any opinion, projection, forecast, statement (including any forward-looking statement), budget, estimate, advice or other similar information (including information related to the future revenues, earnings, results or operations (or any component thereof)), cash flows, financial condition (or any component thereof) or the future business and operations of the Acquired Entity or any of its businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise), as well as any other business plan and cost-related plan information of or related to the foregoing (collectively, “Projections”), in each case, made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Buyer or any of its Representatives, in each case, whether made by Seller, the Acquired Entity or any of their respective Representatives or direct or indirect equity holders or any other Person. Other than as expressly contemplated by this Agreement, any other document contemplated by this Agreement, or any certificate delivered pursuant hereto or thereto, neither Seller, Buyer nor any of their respective Affiliates or Representatives shall have or be subject to any liability or indemnification obligation to Buyer or Seller, as the case may be, or any other Person, resulting from the distribution to Buyer or Seller, as the case may be, or Buyer’s or Seller’s use of, as the case may be, any information not set forth in or incorporated by reference into this Agreement or any Schedule, Annex or Exhibit hereto, including any information, document or material made available in certain “data rooms” (including the Data Room), management presentations or in any other form in expectation or contemplation of the transactions contemplated hereby.
(b)Except for the Sell-Side Representations, Buyer specifically acknowledges and agrees that none of Seller, the Acquired Entity or any of their respective Representatives or direct or indirect equity holders or any other Person make, or have made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including related to the Acquired Entity or its businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Projection, and Buyer has not relied on any such representation or warranty in entering into this Agreement (other than the Sell-Side Representations).
Section 9.2Retention of Counsel. In any dispute or proceeding arising solely under or in connection with this Agreement after the Closing, (a) Seller shall have the right, at its election, to retain Bass, Berry & Sims PLC to represent it in such matter, even if such representation shall be adverse to Buyer or the Acquired Entity, (b) Buyer and the Acquired Entity, for themselves and for their respective Representatives, successors and assigns, hereby irrevocably consent to any such representation in any such matter and (c) Buyer and the Acquired Entity, for themselves and for their respective Representatives, successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any such representation in the event of (i) any adversity between the interests of Seller or its direct or indirect equity holders, on the one hand, and Buyer or the Acquired Entity, on the other hand, in any such matter or (ii) any Protected Communication.
Section 9.3Protected Communications. The Parties agree that, effective as of the Closing, without the need for any further action, (a) all right, title and interest of the Acquired

Entity in and to all Protected Communications shall thereupon transfer to and be vested solely in Seller, and (b) any and all protections from disclosure, including attorney–client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Acquired Entity prior to Closing shall thereupon be vested exclusively in Seller and shall be exercised or waived solely as directed by Seller. Notwithstanding the foregoing, if a dispute arises between Buyer, or the Acquired Entity, on the one hand, and any other Person (except for Seller or any of its Representatives), on the other hand, Buyer or the Acquired Entity may exercise any and all protections from disclosure, including attorney–client privileges and work product protections associated with or arising from any Protected Communications, including to prevent Seller and its Representatives from disclosing confidential communications to such other Person; provided that none of Buyer, the Acquired Entity, or any Person acting on any of their behalf, shall, without the prior written consent of Seller, waive or attempt to waive, or take any action that could result in a waiver of, any such protection against disclosure, including the attorney-client privileges or work product protection of, or provide to such Person or its Representatives, any Protected Communication.
Section 9.4No Waiver of Privilege, Protection From Disclosure or Use. The Parties understand and agree that nothing herein, including Section 9.2 and Section 9.3, shall be deemed to be a waiver of any applicable attorney–client privilege or other protection from disclosure or use related to any Protected Communication. Each Party understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the Parties understand and agree that the consummation of the transactions contemplated hereby could result in the inadvertent disclosure of Protected Communications. The Parties further understand and agree that any disclosure of any Protected Communications shall not waive or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure.
Section 9.5Guaranty.
(a)Notwithstanding anything to the contrary in this Agreement, by its execution and delivery of this Agreement, Guarantor hereby unconditionally and irrevocably guarantees (the “Guaranty”) to and for the benefit of Buyer and any Buyer Indemnified Parties (collectively, the “Buyer Guaranteed Parties”) the full, complete and timely payment and performance by Seller of each obligation of Seller under this Agreement, including the punctual and complete payment and performance, if, as and when due, by Seller of all of Seller’s payment obligations to Buyer under this Agreement, including Seller’s indemnification obligations set forth in ARTICLE VIII of this Agreement, and the timely satisfaction and performance of all of Seller’s covenants, agreements and obligations contained in this Agreement (all Seller obligations under this Agreement, whether now or hereafter existing, being referred to collectively as the “Seller Guaranteed Obligations”).
(b)The Guaranty shall be enforceable against Guarantor regardless of whether such action is brought against Seller or any other Person or whether Seller or any other Person is joined in any such action; provided, however, that following the Closing, before bringing any claim against Guarantor for payment or performance of any of the Seller Guaranteed Obligations, each Buyer Guaranteed Party shall use reasonable best efforts to seek performance or payment by Seller for a period of no less than ninety (90) days from the date on which such

Buyer Guaranteed Party initially notifies Seller of such claim or the facts forming the basis of such claim, except where such Buyer Guaranteed Party reasonably anticipates that it could be materially prejudiced by such delay in bringing a claim against Guarantor.
(c)The Guaranty constitutes a guarantee of payment and performance, and not merely of collection, whether or not recovery may be, or hereafter may become, barred by any statute of limitation or otherwise, and is not conditional or contingent upon any event, contingency or circumstance except as expressly set forth in this Agreement. The Seller Guaranteed Obligations will not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Seller or by any defense which Seller may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. The Buyer Guaranteed Parties shall not be obligated to file any claim relating to the Seller Guaranteed Obligations in the event that Seller becomes subject to a bankruptcy, reorganization, insolvency or similar proceeding, and the failure of any Purchaser Guaranteed Party to so file shall not affect the Seller Guaranteed Obligations hereunder. In the event that any performance or payment to a Buyer Guaranteed Party in respect of the Seller Guaranteed Obligations is rescinded, annulled, set aside, invalidated, declared to be fraudulent or preferential or must otherwise be returned (as applicable) for any reason whatsoever, Guarantor shall remain liable hereunder with respect to such Seller Guaranteed Obligations as if such performance or payment had not been made. Guarantor hereby expressly, irrevocably and unconditionally waives any defenses which would otherwise operate to impair or diminish Guarantor’s liability under or in connection with the Guaranty, including arising by reason of promptness, diligence, notice of the acceptance of this guarantee and of the Seller Guaranteed Obligations, presentment, demand for payment or performance, notice of non-performance, default, dishonor and protest, notice of the Seller Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Seller, and all suretyship defenses generally.
(d)Notwithstanding any payment made by Guarantor hereunder, Guarantor shall not be entitled to be subrogated to any of the rights of any Buyer Guaranteed Party against Seller or any right of offset held by any Buyer Guaranteed Party for the payment of the Seller Guaranteed Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Seller in respect of payments made by Guarantor hereunder, in each case until all of the Seller Guaranteed Obligations are satisfied in full, and in the case of payment obligations, paid in full in cash. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Seller Guaranteed Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for the Buyer Guaranteed Parties, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer to be applied against the Seller Guaranteed Obligations.
(e)Guarantor represents and warrants as of the date of this Agreement and as of Closing that (i) Guarantor has full power and authority to execute and deliver this Agreement and to perform the obligations under and in connection with the Guaranty, and the execution, delivery and performance of this Agreement by Guarantor has been duly authorized by all necessary action on the part of Guarantor, (ii) this Agreement constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity; (iii) the execution, delivery and performance of the Guaranty by Guarantor does not contravene any provision of Guarantor’s Organizational Documents or any Law or Contract binding on Guarantor or any of its assets; and (iv) Guarantor has the financial capacity to pay and perform all of its obligations under the Guaranty, and all funds necessary for Guarantor to fulfill the Seller Guaranteed Obligations shall be available to Guarantor.
(f)Article X shall apply mutatis mutandis to the Guarantor in connection with the Guaranty.
ARTICLE X
MISCELLANEOUS PROVISIONS
Section 10.1Amendment. This Agreement may be amended, supplemented or changed only by a written instrument signed by Buyer and Seller.
Section 10.2Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy hereunder, and no delay on the part of any Party in exercising any power, right, privilege or remedy hereunder, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any Claim arising out hereof, or any power, right, privilege or remedy hereunder, unless the waiver of such Claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Buyer (if Buyer or, after the Closing, the Acquired Entity is the waiving Party) or Seller (if Seller or, prior to the Closing, the Acquired Entity is the waiving Party), and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 10.3Entire Agreement; Counterparts. This Agreement and the Confidentiality Agreement are the entire agreement, and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties related to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be one (1) and the same instrument. Delivery of an executed counterpart hereof by facsimile or other electronic transmission shall be effective as delivery of an original counterpart hereof.
Section 10.4Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (b) agrees that all Claims and causes of action shall be heard and determined exclusively in the courts identified in clause (a) of this Section 10.4 or any court that has appellate jurisdiction over those courts, (c) waives any objection to laying venue in any such Claim or cause of action in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (e) agrees that service of process upon such Party in any such Claim or cause of action shall be effective if such process is given as a notice under Section 10.9. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION that may be based on, arise out of or relate HERETO or the negotiation, execution, performance or subject matter hereof.
Section 10.5Remedies; Specific Performance.
(a)Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.
(b)The Parties acknowledge and agree that irreparable damage would occur if any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to enforce specifically the performance of terms and provisions hereof, including the right of a Party to cause each other Party to consummate the Acquisition and the other transactions contemplated hereby, in any court referred to in Section 10.4, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach.
(c)Without in any way limiting Seller’s or the Acquired Entity’s respective rights under Section 10.5(b), if an award of damages is sought against Buyer for any breach or threatened breach hereof by Buyer occurring prior to the Closing, such damages shall not be limited to reimbursement of expenses or out-of-pocket costs but shall also include the benefit of the bargain lost by Seller and the Acquired Entity (including “lost premium”), taking into consideration relevant matters, including the total amount payable to Seller hereunder, the time value of money (which, in each case, shall be deemed in such event to be damages of Seller and the Acquired Entity and shall be recoverable thereby), the opportunities forgone by Seller and the Acquired Entity while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby.
Section 10.6Payment of Expenses; Transfer Taxes. Except as provided herein, whether or not the Closing occurs, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby. Any Transfer Taxes will be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

Further, (a) Buyer shall be responsible for preparing all Transfer Tax Returns and related forms or filings, (b) Buyer shall provide each such Transfer Tax Return or form or filing to Seller for its review and Consent at least five (5) Business Days prior to the due date thereof, (c) Seller shall not have any obligation to execute any such form or filing unless Buyer revises such form or filing for any reasonable comments provided by Seller in respect thereof, and (d) Seller shall remit its allocable portion of any Transfer Taxes shown on a Transfer Tax Return within thirty (30) Business Days following the filing of any such return. Seller shall cooperate with Buyer in preparing and filing all such filings, Transfer Tax Returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Law in connection with the payment of such Transfer Taxes, and the parties shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection therewith.
Section 10.7Tax Matters.
(a)Preparation of Tax Returns; Payment of Taxes.
(i)Seller shall timely prepare and file (or cause to be timely prepared and filed) (i) all Tax Returns that are required to be filed by or with respect to the Acquired Entity on an affiliated, consolidated, combined or unitary basis with Seller or with at least one Affiliate of Seller for Tax years or periods beginning on or before the Closing Date, and (ii) all other Tax Returns required to be filed with respect to the Acquired Entity that are due (taking into account requests for extensions to file such returns) on or before the Closing Date. In each case, Seller shall timely remit (or cause to be timely remitted) any Taxes shown due on such Tax Returns. As it relates to the Acquired Entity, Seller shall prepare such Tax Returns in accordance with past practices of the Acquired Entity.
(ii)Except as otherwise described in this Section 10.7(a), Buyer shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of the Acquired Entity for all taxable periods that are required to be filed after the Closing Date. If such Tax Returns report matters for which indemnification may be claimed from Seller pursuant to Section 8.2, then: (A) Buyer shall prepare (or cause to be prepared) such Tax Returns in accordance with the past practices of the Acquired Entity, (B) completed drafts of such Tax Returns shall be submitted to Seller not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date), (C) Seller shall have the right to review and comment on each such Tax Return prior to the filing thereof, and (D) to the extent relating to matters for which indemnification may be claimed from Seller pursuant to Section 8.2, Buyer shall make any changes to such Tax Returns reasonably requested by Seller. Without limiting the obligations of Seller under Section 8.2, Buyer shall remit (or cause to be remitted) any Taxes due with respect to such Tax Returns filed by it pursuant to this Section 10.7(a).
(iii)The parties hereto shall treat the Closing Date as the last day of the taxable period of the Acquired Entity for all Tax purposes and Buyer shall cause the Acquired Entity to join Buyer’s “consolidated group” effective on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b). The Parties agree that neither Party will make a ratable allocation election under Treasury Regulation

Section 1.1502-76(b)(2)(ii) or any other similar provision of Law. In accordance with Treasury Regulation Section 1.1502-76 and any analogous provision of Law, any Tax related to an extraordinary transaction not contemplated by this Agreement that occurs on the Closing Date or after the Closing shall be allocated to the taxable period beginning after the Closing Date. In addition, the principles of the preceding sentence shall apply in the absence of an analogous provision of Law and in the case of Straddle Periods.
(b)Tax Claims.
(i)If any Taxing Authority asserts a Tax Claim, then the Party first receiving notice of such Tax Claim shall provide written notice thereof to the other Party within forty-five (45) days; provided, however, that the failure of such Party to give such prompt notice shall not relieve the other Party of any of its obligations under Article VIII, except to the extent that the other Party is materially and actually prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.
(ii)Seller shall have the exclusive right to, at its expense, control, (or assume control of) any Tax Claim or other Tax proceeding, in each case to the extent that such Tax Returns, Tax Claims or other Tax proceedings involve Taxes or information related thereto with respect to the Acquired Entity for any Pre-Closing Tax Period. Except with respect to any Tax paid or Tax Return filed on a consolidated, combined or unitary basis with Seller or any of its Affiliates, Seller shall not settle any Tax Claim or other Tax proceeding it controls pursuant to this Section 10.7(b)(ii) without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement would adversely affect Buyer or any of its Affiliates for taxable periods (or the portion of Straddle Periods) beginning after the Closing Date. Upon the request of Seller, Buyer shall execute any powers of attorney or similar documents that may be required to effectuate the intent of this Section 10.7(b)(ii). Seller may elect in writing not to control any Tax Claim that Seller otherwise has the right to control pursuant to this Section 10.7(b)(ii). If Seller makes such election with respect to a Tax Claim, Buyer shall have the right and obligation to conduct, at its own expense, such Tax Claim; provided, that Buyer shall not settle, or permit to be settled, any such Tax Claim for which Seller would have an indemnification obligation pursuant to Section 8.2 without the consent of Seller, which consent shall not be unreasonably withheld.
(c)Tax Cooperation. Buyer, the Acquired Entity and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and the defense of any Tax Claims. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Acquired Entity and Seller agree to (i)  retain all books and records with respect to Tax matters pertinent to the Acquired Entity relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii)  give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.
(d)Allocation of Taxes. For purposes of this Agreement, whenever it is necessary to determine the portion of any Taxes of the Acquired Entity for any Straddle Period, the determination shall be made as follows: (i) the amount of any real property, personal property or similar ad valorem Taxes which are imposed on a periodic basis shall be determined ratably on a per diem basis, and (ii) the amount of any other Taxes that are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books of the Acquired Entity as of the Closing Date.
(e)Tax Covenants.
(i)Buyer shall not take any action not expressly contemplated by this Agreement on the Closing Date that is outside the ordinary course of business, and Buyer shall not cause or permit the Acquired Entity to take any such action on the Closing Date, in each case, if such action could have the effect of increasing the Tax Liability of the Acquired Entity or Seller in respect of any Pre-Closing Tax Period or increasing the liability of Seller under this Agreement;
(ii)After the Closing Date, Buyer shall not, and shall not allow the Acquired Entity to, (i) make or change any material Tax election, (ii) amend any Tax Return, (iii) take any Tax position on any Tax Return, (iv) compromise or settle any Tax Liability or (v) voluntarily approach any Taxing Authority with respect to such Taxes in any jurisdiction, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) for any Pre-Closing Tax Period. For the avoidance of doubt, Buyer shall be free to file any income Tax Return for any Tax Period (other than a Pre-Closing Tax Period) on any basis that Buyer deems, in its sole discretion, is consistent with applicable Law and any such Tax Return may include, without limitation, accounting method changes, voluntary disclosures and any similar forms or statements that Buyer deems necessary.
(f)Tax Refunds. Except to the extent included as an asset in the Closing Balance Sheet as finally determined, any Tax refund received by Buyer that relates to a Pre-Closing Tax Period of the Acquired Entity (any such refund, a “Pre-Closing Tax Refund”) shall be for the account of Seller. Buyer shall pay, or cause to be paid, any such Tax refund (and interest received from the governmental entity with respect to such refund), net of any reasonable out-of-pocket costs or expenses incurred by Buyer or the Acquired Entity to Seller within forty-five (45) days after receipt thereof. Buyer shall cooperate with Seller in obtaining such refunds, it being understood that (i) any such Pre-Closing Tax Refunds will be claimed in cash rather than as a credit against future Tax liabilities, (ii) Buyer and the Acquired Entity shall cooperate with Seller and take all actions reasonably requested (and all necessary actions incidental to any such request) by Seller, to timely claim any such Pre-Closing Tax Refunds, (iii) the Acquired Entity shall elect to carry back applicable items of loss, deduction or credit from any Pre-Closing Tax Period to prior taxable years to the fullest extent permitted by Law, and (iv) Buyer and the

Acquired Company shall cooperate with Seller in utilizing any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign Tax purposes) and in filing any amended Tax Returns to claim any potential Pre-Closing Tax Refunds.
(g)Section 338(h)(10) Election. Following the Closing, to the extent requested by Buyer, Seller and Buyer shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code (the “Section 338 Election”) (and any corresponding election under state and local Tax law) with respect to the Acquired Entity, and shall consummate any and all other actions necessary to such effect (including filing all forms, statements and documents that are required to be submitted to any federal, state or local Tax authority to effectuate the Section 338 Election, including IRS Form 8023, IRS Form 8883 and any similar forms, statements or documents required under applicable state or local Law (the “Section 338 Forms”)). Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller an allocation of the Purchase Price and the liabilities of the Acquired Entity among the assets of the Acquired Entity as required pursuant to Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Allocation shall be prepared in a manner consistent with Sections 338 and 1060 of the Code and the regulations thereunder. If Seller objects to any item on the Allocation within thirty (30) days after its receipt thereof by Buyer, the Parties shall confer and seek to reach agreement, and if they cannot agree, the matter shall be referred to the Independent Accountant. The Allocation, as prepared by Buyer if Seller does not object, as adjusted pursuant to an agreement between the Parties or as determined pursuant to the decision of the Independent Accountant shall be final and binding on the Parties (the “Final Allocation”). Buyer and Seller shall cooperate in the preparation of the Section 338 Forms in a manner consistent with the Final Allocation and shall timely file such Section 338 Form with the applicable Taxing Authorities. Seller and Buyer agree that neither of them shall revoke the Section 338 Election following the filing of the Section 338 Forms without the prior written consent of Seller or Buyer, as the case may be. Buyer and Seller will prepare and file all Tax Returns to be filed with any Taxing Authority in a manner consistent with the Final Allocation and will take no position inconsistent with the Final Allocation on any Tax Return or in any proceeding before any Taxing Authority.
Section 10.8Assignability; Third-Party Rights. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and permitted assigns. Except as provided herein, nothing herein is intended to or shall confer upon any Person (except for the Parties) any right, benefit or remedy of any nature whatsoever.
Section 10.9Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by non-automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this Section 10.9):
if to Seller or, prior to the Closing, the Acquired Entity, as follows:
c/o Evolent Health, Inc.
800 N. Glebe Road, Suite 500
Arlington, Virginia 22203
Email: jweinberg@evolenthealth.com
Attn: Jonathan Weinberg, General Counsel

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Email: ahumphreys@bassberry.com; pwilson@bassberry.com
Attention: Angela Humphreys and Price Wilson
if to Buyer or, after the Closing, the Acquired Entity:

Bright Health Management, Inc.
c/o Bright Health, Inc.
219 North Second Street
Suite 401
Minneapolis, MN 55401
Attention: General Counsel
with a copy (which shall not be notice) to:
Mayer Brown LLP
350 S. Grand Avenue, 25th Floor
Los Angeles, CA 90071
Attention: Paul de Bernier / Tareah E. Ikharo (Matter No. 20666486)
Facsimile: +1 213 576 8108
Email: pdebernier@mayerbrown.com / tikharo@mayerbrown.com
Section 10.10Severability. Any term or provision hereof that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 10.11Publicity. No Party shall issue any press release or make any other public announcement relating hereto or the transactions contemplated hereby without the written consent of the relevant other Party/Parties, in any case, as to the form, content, and timing and manner of distribution or publication of such press release or other public disclosure, except (a) to the extent required by applicable Law or the rules of any securities exchange on which such

Party’s or such Party’s Affiliates securities are listed; provided that, in each case, the disclosing Party provides the relevant other Party/Parties with an opportunity to review and reasonably approve the form of such disclosure. Notwithstanding the foregoing, following any public announcement made in accordance with this Section 10.11, the Parties shall not be prohibited or restricted from making future public disclosures consistent with such public announcement.
Section 10.12Construction.
(a)No Strict Construction. The Parties agree that they have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions hereof.
(b)Time Periods. When calculating the period of time prior to which, within which or after which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.
(c)Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.
(d)Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.
(f)Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”
(g)Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.
(h)Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(i)Contracts; Acquired Entity Employee Plans; Laws. (i) Any Contract referred to herein or in the Disclosure Schedule means such Contract as from time to time amended, modified or supplemented prior to the Closing Date, and (ii) any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented prior to the date hereof, and includes all rules and regulations promulgated under such Law.

(j)Persons. References to a person are also to its successors and permitted assigns.
(k)Exhibits and Disclosure Schedule. The Exhibits hereto and the Disclosure Schedule are incorporated and made a part hereof and are an integral part hereof. The Disclosure Schedule shall be organized into sections that correspond to the Sections hereof. Any item set forth in any section of the Disclosure Schedule that corresponds to a Section shall apply to and qualify such Section (regardless of whether the Disclosure Schedule is explicitly referenced in such Section) and any other Section if such item’s relevance to such other Section is reasonably apparent. Each capitalized term used in any Exhibit or in the Disclosure Schedule but not otherwise defined therein has the meaning given to such term herein. The Disclosure Schedule may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise. Any summary in the Disclosure Schedule does not purport to be comprehensive and is qualified in its entirety by reference to the text of any documents described in such summary.
(l)Made Available. A document or information shall be deemed to have been “made available” or otherwise delivered to Buyer if such document or information has been posted to the “Project Elite” electronic data room maintained by the Acquired Entity on Intralinks in connection with the transactions contemplated hereby or otherwise delivered, which may be by email, to Buyer or its Representatives prior to 5:00 pm January 9, 2021.
Section 10.13Definitions.
(a)As used herein, each of the following underlined terms has the meaning specified in this Section 10.13(a):
“Acquired Entity’s Knowledge” means the actual knowledge of Mark Epstein, Anne Sapon, F. Kiko Torres, Todd Pilger, Myja Peterson, Jonathan Weinberg and John Johnson, in each case after due inquiry; provided that the inclusion of Mr. Weinberg shall not require disclosure that would operate to waive any legal privilege afforded to information known to (or work product of or held by) Mr. Weinberg in his role as General Counsel of Guarantor, subject to Seller using (and causing Guarantor to use) all commercially reasonable efforts, through a lawful workaround or otherwise, to derive such knowledge for the benefit of Buyer without compromising such legal privilege.
“Acquired Entity Employee Plans” means each Employee Plan that is sponsored or maintained by the Acquired Entity, excluding for clarity any Seller Employee Plan maintained or sponsored by an entity other than the Acquired Entity.
“Acquisition Proposal” means any offer, proposal or indication of interest in (a) the acquisition or recapitalization of the Acquired Entity, (b) a merger, consolidation or other business combination involving the Acquired Entity and (c) the acquisition of any assets of the Acquired Entity other than dispositions in the ordinary course of its business or any outstanding Equity Interests of the Acquired Entity.

“Affiliate” means, for any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person; provided that, for purposes of the immediately preceding clause, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), for any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Applicable Reference Time” means 11:59 p.m., local time in New Mexico, on December 31, 2020.
“Base Purchase Price” means Seventeen Million Dollars ($17,000,000).
“Business” means the Acquired Entity’s business of offering, administrating and operating (a) small and large group commercial health insurance plans in the State of New Mexico, (b) administrative services to employer self-funded and other health plans, (c) individual health insurance products sold both on and off the New Mexico health insurance exchange and (d) health insurance products offered through the Federal Employees Health Benefits Program.
“Business Benefit Plan” means each Seller Employee Plan and Acquired Entity Employee Plan.
“Business Day” means a day, except for a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Business Employees” means each employee of the Acquired Entity.
“Buyer Fundamental Representations” means the representations and warranties in Section 4.1, Section 4.2 and Section 4.8.
“Buyer Material Adverse Effect” means any event, change, effect, development or occurrence that would prevent, materially delay or materially impede Buyer’s consummation of the transactions contemplated hereby.
“Claim” means any claim, action, suit (whether in contract or tort or otherwise), arbitration, charge, complaint, demand, proceeding, audit, hearing, or other litigation (whether civil, criminal, administrative, investigative or informal) or any notice of any action or third-party audit, charge, claim, or inquiry that could result in the same.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor union, trade union or labor organization.
“Confidentiality Agreement” means that certain letter agreement, dated September 30, 2019, by and among Acquired Entity, Guarantor and Buyer.

“Continuing Employee” means each employee of the Acquired Entity as of immediately prior to the Closing.
“Contract” means any legally binding agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, arrangement or contract, in each case, excluding any Employee Plan.
“Disclosure Schedule” means the disclosure schedule attached as Schedule A.
“Employee Plans” means each (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (b) other benefit and compensation plan, policy, program, practice, arrangement or agreement, including pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life, employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (c) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement.
“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Authority).
“Environmental Claim” means any Claim relating to any Environmental Law or Environmental Permit, including those relating to an actual or alleged Release of, or human exposure to, any Hazardous Materials or violation of any Environmental Law or Environmental Permit.
“Environmental Laws” means all Laws relating to pollution or protection of the environment or human health and safety, including laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws relating to endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.
“Environmental Permit” means any Permit issued under any applicable Environmental Law.
“Equity Interests” means, for any Person, any (a) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (b) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person, (c) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (a) and (b), or (d) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (a)–(c).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (together with all rules and regulations promulgated thereunder.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, or any contractor acting on behalf of such agency, commission, authority or governmental instrumentality.
“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.
“HIPAA Commitments” means those Privacy/Cybersecurity Laws for “Protected Health Information” or “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103).
“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, loans, or advances, (b) all indebtedness for the deferred purchase price of properties, assets, or services (including all earn-out obligations), (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, (e) all obligations under capital leases, (f) all reimbursement, payment, or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit, or similar facility to the extent drawn upon, (g) all obligations under surety bonds and performance bonds, (h) all obligations under any interest rate, currency, or other derivative, hedging, swap, or similar instrument, and (i) all Liabilities of any other Person described in clauses (a) through (h) above that such Person has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation. The amount of such Person’s Indebtedness shall include the aggregate principal amount thereof, all accrued and unpaid interest thereon, and any premiums or penalties, including any prepayment penalties, relating thereto.
“Independent Accountants” means a mutually agreed nationally-recognized firm with no material relationships with Buyer, Acquired Entity or Seller (or any of their Affiliates) and with accounting expertise and relevant experience in resolving similar purchase price adjustment disputes, which, subject to such continued criteria, the Parties have initially selected to be Grant Thornton LLP.
“IP Rights” means all proprietary rights in intellectual property throughout the world, including all U.S. and foreign proprietary rights in (a) patents and patent applications, related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof and inventions (whether patentable or unpatentable), (b) trademarks, service marks, trade names, domain names, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable subject matter, (d) trade secrets, including any that comprise know-how, inventions, processes, formulae, models and methodologies, (e) Software, (f) domain names, and (g) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.
“IRS” means the U.S. Internal Revenue Service or any successor agency.
“IT Assets” means any and all computers, software, hardware, systems, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation.
“Laws” means any laws, constitutions, treaties, conventions, ordinances, codes, rules, regulations, Orders or other similar requirements (including any stock exchange requirements) enacted, adopted, promulgated or applied by a Governmental Authority, including, without limitation, all Laws relating to the operations, activities or services of the Business and Orders pursuant to such Laws applicable to the Acquired Entity or any assets owned or used by it, including (a) all federal and state fraud and abuse Laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the Civil Monetary Penalties Statute (42 U.S.C. § 1320a-7a) and all similar or equivalent state Laws; (b) TRICARE (formerly known as the Civilian Health and Medical Program of the Uniformed Services); (c) Health Insurance Portability and Accountability Act of 1996; (d) Medicare; (e) federal and state Medicaid Laws, as applicable; (f) Patient Protection and Affordable Care Act; (g) Health Care and Education Reconciliation Act of 2010; (h) quality, safety and accreditation standards and requirements of all applicable state Laws or of Governmental Authorities; (i) the Insurance Code of the State of New Mexico, (j) all Laws, mandatory policies, mandatory procedures and requirements pursuant to which healthcare Permits are issued; and (k) any and all other applicable health care Laws, mandatory manual provisions, mandatory policies and mandatory supplier standards, and each of (a) through (k) as may be amended from time to time.
“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order.
“Lien” means any mortgage, lien, pledge, charge, security interest or other security agreement; provided, however, that Lien does not include any restriction on transfer arising under an applicable securities Law.
“Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or in the aggregate with any other events, changes or occurrences, has or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Acquired Entity; provided, however, that any change arising related to any of the following shall not be a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:
(a)    changes in general economic conditions, including changes in exchange rates, interest rates or monetary policy, or the credit, financial, currency, securities or capital markets;
(b)    changes in general conditions in any industry in which the Acquired Entity operates;
(c)    any natural (including weather-related) disaster, pandemic (including the COVID-19 pandemic), act of terrorism, sabotage, cyberattack, military action or war, or any escalation or worsening thereof;
(d)    changes in SAP, applicable Laws or any accounting requirements applicable to any industry in which the Acquired Entity operates or the interpretation of any of the foregoing after the date hereof;
(e)    the announcement, pendency or anticipated consummation of the Acquisition or any of the other transactions contemplated hereby, the negotiation, execution or performance hereof, the identity of Buyer or any facts or circumstances relating to Buyer or the announcement or other disclosure of Buyer’s plans or intentions for the conduct of any of the businesses of the Acquired Entity after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Acquired Entity with clients, customers, employees, suppliers, vendors, service providers or Governmental Authorities;
(f)    any action or omission required to be taken or omitted by Seller, the Acquired Entity pursuant hereto or which is otherwise taken or omitted with the consent, or at the request, of Buyer;
(g)    any action taken or omitted by Buyer or any of its Representatives, including any breach hereof by Buyer;
(h)    the failure to obtain any Consent of a Governmental Authority or other Person that is necessary, appropriate or advisable to consummate the Closing; and
(i)    any failure by the Acquired Entity to meet any internal or published Projection for any period (provided that the underlying cause of any such failure may be, or be considered in determining, a Material Adverse Effect to the extent not otherwise excluded under the foregoing clauses (a)–(j)); provided, further, that the determination of whether a Material Adverse Effect has occurred shall be measured only against the past performance of the Acquired Entity and not against any Projection.
Notwithstanding the foregoing, any event, change, or occurrence resulting from the matters referred to in clauses (a), (b), (c), and (d) above shall be excluded only to the extent such matters do not disproportionately impact the Acquired Entity as compared to other Persons operating in the same industry.
“Membership Purchase Price” means an amount equal to (a) Five Million Dollars ($5,000,000) if the number of Members as of January 1, 2021 is greater than or equal to thirty thousand (30,000) as shown in written evidence reasonably acceptable to Buyer and (b) Zero Dollars ($0.00) if the number of Members as of January 1, 2021 is less than thirty thousand (30,000) or reasonably acceptable written evidence showing the information in subsection (a) has not been provided to Buyer.
“Members” means individuals (inclusive of dependents and other covered individuals) enrolled in the Acquired Entity’s health plans.
“Most Recent Balance Sheet” means the unaudited balance sheet of the Acquired Entity, dated as of the Closing Date.
“Order” means any judgment, decree, injunction, rule, order, decision, decree, ruling or assessment of any arbitrator or Governmental Authority.
“Open Source Software” means any Software that is subject to the terms of any license agreement in a manner that requires that such Software, or other Software incorporated into, derived from or distributed with such Software, be (a) disclosed or distributed in source code form; (b) licensed for the purpose of making modifications or derivative works; or (c) redistributable at no charge. Without limiting the foregoing, any Software that is subject to the terms of any of the licenses certified by the Open Source Initiative and listed on its website (www.opensource.org) is Open Source Software.
“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreements and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.
“OSI” means the New Mexico Office of Superintendent of Insurance.
“Parties” means Buyer, Seller and the Acquired Entity.
“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization, clearance or similar rights issued, granted or obtained by or from any Governmental Authority.
“Permitted Liens” means (a) mechanics’, carriers’, materialmens’, workers’, repairers’, landlords’ and similar Liens related to any amounts not yet delinquent or that are being contested in good faith, (b) Liens for Taxes not yet due and payable or the amount of which is being contested in good faith, (c) Liens securing rental payments not yet delinquent or that did not arise due to such delinquency, in each case, under capital lease agreements, (d) Liens on real property (including recorded or unrecorded easements, rights of way, covenants, conditions, licenses, reservations, zoning ordinances and similar restrictions affecting real property) that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, (iii) do not materially interfere with the present uses of such real property or (iv) are otherwise set forth in the title commitments made available to Buyer on or prior to the date hereof, (e) zoning, building codes, environmental and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any

Governmental Authority having jurisdiction over such real property that are not violated by the current use or occupancy of such real property or the operation of the businesses of the Acquired Entity as currently conducted, (f) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Acquired Entity for Indebtedness, (g) Liens constituting a lease, sublease or occupancy agreement that give any Person any right to occupy any real property, (h) any right, interest, Lien or title of a lessor or sublessor under a lease, sublease or occupancy agreement or in the property being leased, (i) licenses of, or other grants of rights with respect to or obligations related to, IP Rights, (j) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (k) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar laws, (l) purchase money Liens, and (m) Liens referred to in the Financial Statements.
“Person” means any individual or Entity.
“Personal Information” means any data and other information that is capable of identifying a specific natural person and any other information or data considered to be personally identifiable information or data under applicable Law; including “Protected Health Information” and “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103).
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period through the end of the Closing Date.
“Privacy/Cybersecurity Laws” means all Laws governing (a) privacy of Personal Information or (b) the collection, retention, use, storage, processing, transfer, disposal, destruction or disclosure of Personal Information, each of the foregoing clauses (a)–(b) above as and to the extent applicable to the Acquired Entity.
“Protected Communications” means, at any time on or prior to the Closing, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of Seller, the Acquired Entity, or any of their respective equity holders or Representatives and attorneys (including Bass, Berry & Sims PLC) to the limited extent relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein.
“Purchase Price” means the Base Purchase Price, plus the RBC Amount, plus, if applicable, the Membership Purchase Price.
“RBC Amount” means the difference (which may be a negative number) between (a) an amount equal to the “total adjusted capital” (as defined in the New Mexico Risk-Based Capital Act) of the Acquired Entity as of the Closing Date calculated in accordance with applicable Law, and (b) an amount equal to three hundred percent (300%) of the authorized control level risk-based capital for the Acquired Entity as of the Applicable Reference Time as determined in accordance with applicable Law and the New Mexico Risk-Based Capital Act; provided, however, in determining the RBC Amount for purposes of the Closing Balance Sheet and the Proposed Final Closing Statement, this definition will give effect to the Run-Out Principles; provided, further, that “total adjusted capital” shall not take into account any accrual for premium deficiency reserves.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, land surface or subsurface strata).
“Representatives” means, for any Person, such Person’s officers, directors, managers, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.
“Run-Out Principles” means the principles and methodologies set forth on Exhibit D.
“SAP” means, as to any insurance company or health maintenance organization conducting an insurance business, the statutory accounting principles prescribed or permitted by Law or Governmental Authorities seated in the jurisdiction where such insurance company or health maintenance organization is domiciled and responsible for the regulation thereof, consistently applied.
“Securities Act” means the Securities Act of 1933.
“Sell-Side Fundamental Representations” means the representations and warranties in Section 2.1, Section 2.2, Section 2.3, Section 2.4(a)(i), Section 2.6, Section 3.1, Section 3.2, Section 3.3, Section 3.4 (but excluding 3.4(a)(iii)), Section 3.8(a), Section 3.12, and Section 3.19.
“Seller Employee Plans” means each Employee Plan that is sponsored or maintained by Seller or any of its Affiliates (other than the Acquired Entity) that covers or otherwise provides for the payment or provision of compensation or benefits to any Business Employee or current or former employee, director or officer of the Acquired Entity (or their respective beneficiaries or dependents) or under which the Acquired Entity has any obligation or liability to provide compensation and/or benefits to or for the benefit of any Business Employee or current or former employee, director or officer of the Acquired Entity (or their respective beneficiaries or dependents), excluding for clarity any Acquired Entity Employee Plan.
“Seller Material Adverse Effect” means any event, change, effect, development or occurrence that would prevent, materially delay or materially impede Seller’s consummation of the transactions contemplated hereby.
“Software” means computer programs, databases, compilations and related materials, including data files, source code, object code, application programming interfaces, architecture, documentation, files, records, schematics, emulation and simulation reports, test vectors and hardware development tools and other software-related specifications and documentation.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” of any Person means any Entity (a) of which fifty percent (50%) or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least fifty percent (50%) of the board of directors (or managers) or similar governing body of such Entity or (c) if such Entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs.
“Tax Claim” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability for Taxes.
“Tax Return” means any return, declaration, report, claim for refund or information return, certificate, bill, statement, or other written information filed or required to be filed with any Taxing Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.
“Taxes” means any and all U.S. federal, state, local or non-U.S. taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes, fees, duties, customs, tariffs or assessments related to income, franchises, premiums or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation or unemployment compensation, and taxes or other similar charges in the nature of excise, ad valorem or value added.
“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration, imposition, regulation, determination or collection of any Tax.
“Transition Services Agreement” means a transition services agreement in form and substance mutually agreed by the Parties before Closing and executed and delivered at Closing, and with due reference to the TSA Terms.
“TSA Terms” means the material terms and other matters relevant to the Transition Services Agreement set forth in Exhibit C attached hereto.
“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.
“Treasury Regulations” means the regulations promulgated under the Code.
(a)    In addition to the terms defined in Section 10.13(a), as used herein, each capitalized term listed below has the meaning identified in the Section set forth opposite such term below.

Acquired Entity	Preamble
Acquisition	Section 1.1
Affiliate Contract	Section 3.16

Agreement	Preamble
Allocation	Section 10.7(g)
Assumed FSA Balance	Section 5.4(e)
Assumed Plans	Section 5.4(c)
Bankruptcy and Equity Exceptions	Section 2.3
Buyer	Preamble
Buyer Guaranteed Parties	Section 9.5(a)
Buyer Indemnified Parties	Section 8.2(a)
Buyer Plans	Section 5.4(d)
Buyer Savings Plan	Section 5.4(f)
Claim Notice	Section 8.6(b)(i)
Closing	Section 1.2
Closing Balance Sheet	Section 1.5(a)
Closing Date	Section 1.2
Consent	Section 2.4(a)
D&O Costs	Section 5.5(b)
D&O Expenses	Section 5.5(b)
D&O Indemnifiable Claim	Section 5.5(b)
D&O Indemnifying Party	Section 5.5(b)
Deductible	Section 8.2(b)(i)
E.O. 11246	Section 3.14(i)
Estimated Purchase Price	Section 1.4(a)
Filing	Section 2.4(a)
Final Allocation	Section 10.7(g)
Financial Statements	Section 3.5(a)
Guarantor	Preamble
Health Plan Services Agreement	Section 1.3(a)(iv)
Indemnified Party	Section 8.3(a)
Indemnifying Party	Section 8.6(a)
Indemnitee Affiliates	Section 5.5(b)
Insurance Policies	Section 3.18
Latest Statement	Section 3.5(a)
Leased Real Property	Section 3.8(c)
Legal Restraint	Section 6.1(b)
Losses	Section 8.2(a)
Material Contract	Section 3.9(a)
Material Provider	Section 3.9(c)
Material Provider Contract	Section 3.9(c)
Moelis	Section 2.6
Notice of Disagreement	Section 1.5(b)
Outside Date	Section 7.1(b)

Payment Statement	Section 1.4(a)
Pre-Closing Indemnified Person	Section 5.5(e)
Projections	Section 9.1(a)
Proposed Final Closing Statement	Section 1.5(a)
Purchased Common Stock	Recitals
Required Consents	Section 6.1(a)
Required Filings	Section 6.1(a)
Section 338 Election	Section 10.7(g)
Section 338 Forms	Section 10.7(g)
Section 503	Section 3.14(i)
Seller	Preamble
Seller 401(k) Plan	Section 5.4(f)
Seller FSA Plan	Section 5.4(e)
Seller Guaranteed Obligations	Section 9.5(a)
Seller Indemnified Parties	Section 8.3(a)
Sell-Side Representations	Section 9.1(a)
Specified Filings and Consents	Section 2.4(b)
Third-Party Claim	Section 8.6(b)(i)
VEVRAA	Section 3.14(i)

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered as of the date first written above.
BRIGHT HEALTH MANAGEMENT, INC.

By:     /s/ Cathy Smith
    Name: Cathy R. Smith
    Title: Chief Financial Officer
[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered as of the date first written above.
EH HOLDING COMPANY, INC.

By:     /s/ Jonathan Weinberg
    Name: Jonathan Weinberg
    Title: Secretary

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered as of the date first written above.
TRUE HEALTH NEW MEXICO, INC.

By:     /s/ Mark Epstein
    Name: Mark Epstein
    Title: CEO and President
[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered as of the date first written above.
SOLELY FOR PURPOSES OF SECTION 9.5
EVOLENT HEALTH LLC
By:     /s/ Jonathan Weinberg
    Name: Jonathan Weinberg
    Title: Secretary

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]